Exhibit 2.1

18 January 2021

SCHÜLKE & MAYR GMBH

as Seller

ISP MARL HOLDINGS GMBH

as Purchaser

ASHLAND INDUSTRIES EUROPE GMBH

as Purchaser Guarantor

MASTER ASSET PURCHASE AGREEMENT

regarding the acquisition of the Personal Care

Business of Schülke & Mayr GmbH

CONTENTS

SECTION	PAGE

Table of Exhibits	1

1. Defined terms	4

2. Transaction scope	11

3. Assets	12

4. Contracts	15

5. Shares	16

6. Obligations	17

7. Third-party consents	19

8. Changes between signing of this Agreement and Closing	21

9. Employees	22

10. Local agreements with Seller Affiliates	26

11. Purchase Price	29

12. Closing	36

13. Representations of Seller	39

14. Representations of Purchaser	55

15. Period between signing of this Agreement and Closing	56

16. Remedies for breach	62

17. Limitations of Seller’s liability	64

18. Tax Indemnity; Tax Covenants	66

19. Transition of PC Business	73

20. Post-Closing Undertakings	76

21. Guarantee by Purchaser Guarantor	79

22. Confidentiality and public announcements	80

23. Notices	81

24. Costs	82

25. Miscellaneous	82

-i-

Table of Exhibits

Exhibit 1.1	Products

Exhibit 1.2	Permitted Leakage

Exhibit 3.2(a)	Sold IP Rights

Exhibit 3.2(b)-1	“SENSIVA” trademarks exclusively registered for PC Business

Exhibit 3.2(b)-2	Shared “SENSIVA” trademarks in all countries except Germany, Austria, Switzerland, the United Kingdom and Poland

Exhibit 3.2(c)	Split SENSIVA Trademarks exclusively relating to PC Business

Exhibit 3.2(i)	Fixed assets

Exhibit 4.2(a)	Lease Contracts

Exhibit 4.2(b)	Contracts with customers and distributors

Exhibit 4.2(c)	Contracts with service providers and suppliers

Exhibit 4.2(d)	R&D-related Contracts

Exhibit 4.3(a)	Shared Contracts with customers and distributors

Exhibit 4.3(b)	Shared Contracts with service providers and suppliers

Exhibit 5.1(b)	Share Transfer Agreement (Template)

Exhibit 6.3(f)	List of public grants

Exhibit 9.1	German 613a Business Employees

Exhibit 9.2(c)	Benefits of German 613a Business Employees

Exhibit 9.9(a)	Employee inventor remuneration

Exhibit 10.1(a)	Foreign Business Employees

Exhibit 10.2	Local STA (Template)

Exhibit 11.2	Allocation of Purchase Price

Exhibit 11.3(a)(i)	Closing Date Liabilities Principles

Exhibit 11.3(a)(ii)	Target Entities Net Debt Calculation

Exhibit 11.4(c)	Bank accounts of Seller and Purchaser

Exhibit 12.1(a)(iii)	Additional Closing Condition

Exhibit 12.4	Closing Confirmation (Draft)

Exhibit 13.1(c)(i)	Financial Information

Exhibit 13.1(d)	Conduct of business since 1 January 2021

Exhibit 13.1(e)(iii)	Fees and oppositions regarding Sold IP Rights

Exhibit 13.1(f)(i)	Contracts of Target Entities

Exhibit 13.1(f)(ii)	Status of Material Contracts

Exhibit 13.1(g)(vi)	Articles of Association

Exhibit 13.1(g)(vii)	Commercial register extracts

Exhibit 13.1(g)(xi)	Carveout Businesses

Exhibit 13.1(h)(ii)	List of collective agreements

Exhibit 13.1(h)(v)	Retirement Benefit Arrangements

Exhibit 13.1(m)(ii)	List of Lease Agreements

Exhibit 13.1(m)(iii)	Termination rights in Lease Agreements

Exhibit 13.1(n)(i)	List of 10 largest customers

Exhibit 13.1(n)(ii)	List of 5 largest suppliers

Exhibit 13.1(n)(iii)	List of agreements including discounts and loss making agreements

Exhibit 13.1(p)	Tax disclosure

Exhibit 13.1(q)(i)	Pending, threatened and settled litigation

Exhibit 13.1(t)	Insurance events

Exhibit 13.1(v)(i)	Brokerage Fees

Exhibit 13.2(v)(ii)	Payments to Business Employees

Exhibit 13.2-1	Individuals for Seller’s Knowledge

Exhibit 13.2-2	Individuals for due inquiry

Exhibit 14.2	Individuals for Purchaser’s Knowledge

Exhibit 15.2	Planned measures and transactions

Exhibit 15.5(b)	COGS per Finished Product

Exhibit 15.6	Bring-Down of Disclosure

Exhibit 17.1(b)	Index of Data Room

Exhibit 18.5(c)	Special Tax Matter

Exhibit 19.2(a)	Contract Manufacturing Agreement (CMA) (Draft)

Exhibit 19.3(a)	Trademark License Agreement (Draft)

Exhibit 19.3(b)	Delimitation Agreement (Draft)

Exhibit 19.4(c)	Licensed Patents

Exhibit 19.7	Business Data

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Exhibit 20.5(a)	Octenidine Know-how

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THIS MASTER ASSET PURCHASE AGREEMENT is dated 18 January 2021

BY and BETWEEN:

(1)	SCHÜLKE & MAYR GMBH, Robert-Koch-Str. 2, 22851 Norderstedt, Germany, registered in the commercial register of the local court of Kiel under number HRB 3821 NO (Seller);

(2)	ISP MARL HOLDINGS GMBH, Paul-Thomas-Straße 56-58, 40599 Düsseldorf, Germany, registered in the commercial register of the local court of Gelsenkirchen under number HRB 5716 (Purchaser); and

(3)

ASHLAND INDUSTRIES EUROPE GMBH, a private company with limited liability (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Switzerland, having its registered seat in Neuhausen am Rheinfall, Switzerland, with registered office at Rheinweg 11, 8200 Schaffhausen, Switzerland, registered at the Commercial Register of the Canton of Schaffhausen under number CHE-112.297.540 (Purchaser Guarantor),

(Seller and Purchaser together, the Parties and each individually, a Party).

PREAMBLE:

(A)

The business of Seller, the Local Sellers and the Target Entities comprises, inter alia, the development and distribution of products/blends for the cosmetics industry, in particular technical preservatives protecting sustainable water-based products against microorganisms and versatile, multifunctional and deodorant additives, including, but not limited to, the EHG business (the PC Business and all other parts of Seller’s and the Local Sellers business not constituting the PC Business, the Retained Business).

(B)

Purchaser is a limited liability company under German law and Purchaser Guarantor is a limited liability company under Swiss law. Purchaser and Purchaser Guarantor are both part of the Ashland group of companies which is active in providing specialty materials to customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical.

(C)

Seller intends to sell, and intends to cause the Local Sellers to sell, to Purchaser and the Local Purchasers, and Purchaser intends to purchase, and intends to cause the Local Purchasers to purchase, from Seller and the Local Sellers, the PC Business pursuant to the terms set forth in this Agreement (the Transaction).

NOW, THEREFORE, the Parties agree as follows:

1.	Defined terms

For the purposes of this Agreement, the following terms shall have the meanings set out below whenever used in this Agreement (including the Exhibits hereto):

Acceptance Notice has the meaning stated in Section 15.5(e)(i);

Actual Closing Date Liabilities has the meaning stated in Section 11.3(d)(i);

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Actual Finished Products has the meaning stated in Section 15.5(e);

Actual Finished Products Value has the meaning stated in Section 15.5(e);

Actual Target Entities Net Debt has the meaning stated in Section 11.3(d)(i);

Adjustment Notice has the meaning stated in Section 11.3(d)(ii);

Affiliates means any individual persons or Legal Entities who or which are affiliated enterprises (verbundene Unternehmen) within the meaning of section 15 AktG;

Agreement means this Master Asset Purchase Agreement;

AktG means the German Stock Corporation Act (Aktiengesetz);

Annual Accounts 2020 has the meaning stated in Section 11.3(c)(i);

AO means the German General Tax Code (Abgabenordnung);

Assumed Closing Date Liabilities has the meaning stated in Section 11.3(a)(i);

Assumed Obligations has the meaning stated in Section 6.2;

Assumed Target Entities Net Debt has the meaning stated in Section 11.3(a)(ii);

Authority means:

(a)

any body of the public administration (Behörde), whether governmental, federal, state, municipal or other, within the meaning of section 1 (4) of the German Federal Public Administration Act (Verwaltungsverfahrensgesetz) or the equivalent under the Laws of any other jurisdiction and

(b)	any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions;

Base Purchase Price has the meaning stated in Section 11.1(a);

BGB means German Civil Code (Bürgerliches Gesetzbuch);

Breach Notice has the meaning stated in Section 16.2(a);

Breach has the meaning stated in Section 16.1(a);

Bring-Down of Disclosures has the meaning stated in Section 15.6;

Business Data has the meaning stated in Section 19.7(a);

Business Days shall be all days which are not Saturdays, Sundays and public holidays in Norderstedt, Germany, Dusseldorf, Germany and Schaffhausen, Switzerland;

Business Employees has the meaning stated in Section 10.1(a);

Carveout Businesses has the meaning stated in Section 13.1(g)(xi);

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Closing has the meaning stated in Section 12.3;

Closing Actions has the meaning stated in Section 12.3;

Closing Finished Products has the meaning stated in Section 15.5(a);

Closing Finished Products Value has the meaning stated in Section 15.5(a);

Closing Payment Amount has the meaning stated in Section 11.4(a);

Closing Confirmation has the meaning stated in Section 12.4;

Closing Date has the meaning stated in Section 12.3;

Closing Date Liabilities has the meaning stated in Section 11.3(a)(i);

CMA has the meaning stated in Section 19.2(a);

Commercial Agreements has the meaning stated in Section 19.3;

Contracts has the meaning stated in Section 4.2;

Damage has the meaning stated in Section 16.1(c);

Delimitation Agreement has the meaning stated in Section 19.3(b) ;

Deviation Notice has the meaning stated in Section 15.5(e);

Director means any member of the supervisory board (Mitglied des Aufsichtsrats), non-executive member of the board of directors or member of any other statutory non-executive or supervisory body of any Legal Entity in any jurisdiction;

Disclosure Schedules has the meaning stated in Section 13.2;

Discussion Period has the meaning stated in Section 11.3(b)(iii);

EHG means Ethylhexylglycerin;

Employee Benefit Plans has the meaning stated in Section 13.1(h)(ii);

Excluded Assets has the meaning stated in Section 3.3;

Excluded Contracts has the meaning stated in Section 4.4;

Excluded Obligations has the meaning stated in Section 6.3;

Excluded Shares has the meaning stated in Section 5.3;

Final Base Purchase Price has the meaning stated in Section 11.3(d);

Final Deviation Amount has the meaning stated in Section 15.5(e)(i);

Financial Information has the meaning stated in Section 13.1(c)(i);

Finished Products means (i) each Product which has been finished and labeled (with a basic or final label) as at Closing and (ii) any trading goods, including repackaged trading goods, and reseller products exclusively pertaining to and

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sold by the PC Business and held in a warehouse of IMPERIAL Chemical Logistics GmbH or in a warehouse of a Local Seller as at Closing;

Fiscal Authorities has the meaning stated in Section 18.1;

Foreign Assets has the meaning stated in Section 10.1(a).

Foreign Business Employees has the meaning stated in Section 10.1(a);

Forgotten Asset has the meaning stated in Section 20.1(a);

German 613a Business Employees has the meaning stated in Section 9.1;

HGB means the German Commercial Code (Handelsgesetzbuch);

Independent Expert has the meaning stated in Section 11.3(b)(iv);

Information Technology means computer hardware and software, all communication systems and networks as well as other information technology which are used or required by Seller, Local Sellers or the Target Entities in order to continue running the PC Business in the same manner and scope as currently conducted.

IP Rights means any patents and patent applications, trademarks and trademark applications, trade names, copyrights, know-how, domain names and other registered intellectual property rights;

Key Customers has the meaning stated in Section 13.1(n)(i);

Law means:

(a)	any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, rule, municipal by-law, order or other requirement having the force of law, and

(b)

any policy, practice, protocol, standard or guideline of any Authority which, although not necessarily having the force of law, is regarded by such Authority as requiring compliance as if it had the force of law;

Leakage means in each case to, or on behalf of, or for the benefit of Seller or any Seller Affiliate:

(a)	any dividend or distribution (whether in cash or in kind) or any return of capital (whether by reduction of capital or redemption or purchase of shares) from any Target Entity;

(b)	any assumption or discharge of any liability by any Target Entity; and

(c)	any guarantee, indemnity or security provided by any Target Entity in respect of any obligations or liabilities,

but does not include Permitted Leakage.

Leakage Notice has the meaning stated in Section 15.1(c);

Lease Agreement has the meaning stated in Section 13.1(m)(ii);

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Leased Real Property has the meaning stated in Section 13.1(m)(ii);

Legal Entity means any corporation, company, partnership, association or other legal entity, whether having separate legal personality or not, established pursuant to the Laws of any jurisdiction;

Lien means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, encumbrance or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular asset;

Local Payment has the meaning stated in Section 10.4;

Local Purchaser has the meaning stated in Section 10.1(a);

Local Seller has the meaning stated in Section 10.1(a);

Local STA(s) has the meaning stated in Section 10.2;

Locked Box Date has the meaning stated in Section 5.1(a);

Material Contracts has the meaning stated in Section 13.1(f)(ii)(A);

Merger Control Authorities has the meaning stated in Section 12.2(a)(i);

Merger Control Clearances has the meaning stated in Section 12.1(a)(ii);

Mistaken Asset has the meaning stated in Section 20.1(b);

Non-Share Assets has the meaning stated in Section 11.2(b);

Non-Transferring Business Employee has the meaning stated in Section 9.6;

Notice has the meaning stated in Section 23;

Notified Deviation Amount has the meaning stated in Section 15.5(e)

Objection Notice has the meaning stated in Section 11.3(b)(ii);

Octenidine Know-how has the meaning stated in Section 20.5(a);

Officer shall mean any managing director (Geschäftsführer), member of the management board (Mitglied des Vorstandes oder der Geschäftsleitung) or any other statutory executive representative (gesetzlicher Vertreter) of any Legal Entity in any jurisdiction;

Party/Parties has the meaning stated in the Introductory Section;

PC Business has the meaning stated in Preamble (A);

PC Business Supplier Agreements has the meaning stated in Section 20.3;

Permit means any license concession or other authorization by any Authority required by any Person to carry out any type of business activities;

Permitted Leakage means the payments made, or to be made, by any Target Entity to Seller or any Seller Affiliate which are set out in Exhibit 1.2;

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Permitted Liens means (i) statutory security rights in favor of any Fiscal or other Authorities which are a Lien but which are not yet billed, or are billed but are not yet due and payable, and (ii) rights of retention of title or security rights of any landlord, workmen, builder, mechanic, architect, laborer, materialmen or carrier, or other similar security rights, in each case arising or agreed to in the ordinary course of business;

Person means any individual person or Legal Entity;

Pre-Closing Period has the meaning stated in Section 15.1(a)(i);

Pre-Locked Box Date Tax has the meaning stated in Section 18.2(a)(B);

Pre-Locked Box Date Tax Refund has the meaning stated in Section 18.3(a)(i);

Preliminary Closing Date Liabilities has the meaning stated in Section 11.3(b)(i);

Preliminary Purchase Price has the meaning stated in Section 11.1;

Preliminary Target Entities Net Debt has the meaning stated in Section 11.3(c)(i);

Product(s) means each product of the PC Business, whether in development or already in existence, including, but not limited to, those identified by its Seller material number as set out in Exhibit 1.1;

Pro-forma Management Financials has the meaning stated in Section 13.1(c)(i);

Proprietary Information has the meaning stated in Section 22.1(b);

Purchase Price has the meaning stated in Section 11.1;

Purchaser has the meaning stated in the Introductory Section;

Purchaser Affiliates means the Affiliates of Purchaser, including, for the avoidance of doubt, the Local Purchasers and, for the period after the Closing, the Target Entities;

Purchaser Guarantor has the meaning stated in the Introductory Section;

Purchaser Indemnitees means Purchaser, Purchaser Affiliates and its and their Representatives;

Purchaser’s Knowledge has the meaning stated in Section 14.2;

Purchaser Records has the meaning stated in Section 20.4(a);

Representations has the meaning stated in Section 13.2;

Representatives means the Directors, Officers, employees, agents or advisors of a Person;

Restitution in Kind has the meaning stated in Section 16.1(a);

Retained Business has the meaning stated in Preamble (A);

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Retirement Pension Arrangement has the meaning stated in Section 9.8(a);

Reviewing Party has the meaning stated in Section 11.3(c)(i);

Review Period has the meaning stated in Section 11.3(b)(ii);

Schülke Italy has the meaning stated in Section 5.2(c);

Schülke Italy Loan has the meaning stated in Section 15.4;

Secondary Recipients has the meaning stated in Section 22.2(c);

Secondary Tax Liability has the meaning stated in Section 18.2(a)(A);

Seller has the meaning stated in the Introductory Section;

Seller Affiliates means the Affiliates of Seller, including, for the avoidance of doubt, the Local Sellers and, for the period on or prior to the Closing, the Target Entities;

Seller Indemnitees means Seller, Seller Affiliates and its and their Representatives;

Seller Subsidiaries has the meaning stated in Section 20.7(a);

Seller’s Knowledge has the meaning stated in Section 13.2;

Shared Contracts has the meaning stated in Section 4.3;

Share Transfer Agreements has the meaning stated in Section 5.1(b);

Shortfall Amount has the meaning stated in Section 15.5(c)(ii);

Signing Date has the meaning stated in Section 8;

Sold Assets has the meaning stated in Section 3.2;

Sold Contracts has the meaning stated in Section 4.2;

Sold IP Rights has the meaning stated in Section 3.2(c);

Sold Shares has the meaning stated in Section 5.2;

Special Tax Matter has the meaning stated in Section 18.5(c);

Surplus Amount has the meaning stated in Section 15.5(c)(i);

Target Entity/-ies has the meaning stated in Section 5.2;

Target Entities Net Debt has the meaning stated in Section 11.3(a)(ii);

Target Value has the meaning stated in Section 15.5(c)(i);

Tax(es) has the meaning stated in Section 18.1;

Tax De-minimis Claims has the meaning stated in Section 18.5(b);

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Tax Returns means any and all returns, applications, preliminary filings and other written materials and documents, which must be filed with or provided to the Fiscal Authorities in connection with Taxes;

Third-Party Claim has the meaning stated in Section 16.3(a);

Third-Party Consent has the meaning stated in Section 7.1(a);

Total Per Diem Amount has the meaning stated in Section 11.1(b);

Trademark License Agreement has the meaning stated in Section 19.3(a);

Trademark Split has the meaning stated in Section 3.2(c);

Transaction has the meaning stated in Preamble (C);

Transfer Taxes means all transfer, documentary, stamp duty, use, registration, filing, conveyance, real property transfer gains, commodities and any similar Taxes incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby, in each case other than VAT;

Transferring Business Employees has the meaning stated in Section 10.1(a);

Transferring Foreign Business Employees has the meaning stated in Section 10.1(a);

Transferring German 613a Business Employees has the meaning stated in Section 9.5;

Transferring Pension Liabilities has the meaning stated in Section 9.8(a);

Transitional Services Agreement has the meaning stated in Section 19.2(b);

Unconditional Date has the meaning stated in Section 12.1(b);

UStG means the German VAT Act (Umsatzsteuergesetz);

VAT means means value added tax (Umsatzsteuer) and any similar sales or turnover tax;

WC Process Completion has the meaning stated in Section 9.3;

W&I Indemnified Matters has the meaning stated in Section 15.6;

W&I Insurance has the meaning stated in Section 14.1(d); and

ZPO means the German Code of Civil Procedure (Zivilprozessordnung).

2.	Transaction scope

(a)

The assets of the PC Business that Seller intends to sell under this Agreement to Purchaser, and intends to cause the Local Sellers to sell to the Local Purchasers under the Local STAs, shall comprise:

(i)	the Sold Assets as set forth in Section 3;

(ii)	the Sold Contracts as set forth in Section 4;

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(iii)	the Sold Shares as set forth in Section 5;

(iv)	the Assumed Obligations as set forth in Section 6;

(v)	the employment of the Transferring German 613a Business Employees as set forth in Section 9.1; and

(vi)	the employment of the Transferring Foreign Business Employees as set forth in Section 9.10.

(b)

For the avoidance of doubt, the PC Business shall not include (i) any assets relating to the Retained Business and (ii) any tangible personal property or equipment relating to product manufacturing activities except as set forth in Section 2.4(c) of the CMA. The Products shall for a certain period after Closing be manufactured by Seller as a contract manufacturer for Purchaser, the Local Purchasers and the Target Entities under the CMA and thereafter be manufactured or sourced by Purchaser or Purchaser Affiliates in Purchaser’s own responsibility.

3.	Assets

3.1	Sale and transfer

Seller hereby sells to Purchaser and, under the condition precedent (aufschiebende Bedingung) of occurrence of the Closing, hereby transfers (überträgt) to Purchaser, the Sold Assets with legal and economic effect as of the Closing Date (unless agreed otherwise in this Agreement). Purchaser hereby accepts the sale and transfer of the Sold Assets from Seller. The Parties acknowledge and agree that the Sold Assets held by the Local Sellers will be transferred to the Local Purchasers as provided for in Section 10.

3.2	Sold Assets

Sold Assets shall mean all assets pertaining exclusively or primarily to the PC Business, including, but not limited to, the following assets (and rights, title and interest to and under those assets), unless they constitute Excluded Assets:

(a)

subject to lit. (b) and (c) below all IP Rights, including, but not limited to, the patents and patent applications, trademarks and trademark applications, trade names, copyrights, and domain names listed in Exhibit 3.2(a);

(b)

the “SENSIVA” trademarks registered for goods and services (i) exclusively relating to the PC Business as listed in Exhibit 3.2(b)-1 and (ii) relating to both parts of Seller’s business, i.e. the PC Business and the Retained Business, in all countries except Germany, Austria, Switzerland, the United Kingdom and Poland as listed in Exhibit 3.2(b)-2;

(c)

to the extent permissible under applicable Law, the parts of “SENSIVA” trademarks registered for goods and services relating to both parts of Seller’s business, i.e. the PC Business and the Retained Business, in Germany, Austria, Switzerland, the United Kingdom and Poland (Split

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SENSIVA Trademarks) exclusively relating to the PC Business as listed in Exhibit 3.2(c), either through a partial assignment or a full assignment following a split of the respective trademark (the items under lit. (a) through lit. (c) together, the Sold IP Rights and the measures under lit (b) and lit (c) together, the Trademark Split);

(d)

the customer database of Seller and any Seller Affiliate for the PC Business, including all CRM data, price lists and test results (to be transferred to Purchaser in line with the rules and obligations of the General Data Protection Regulation);

(e)

the other technical, regulatory and commercial correspondence, books and records, other documentation and data (whether in hard copy or electronic format), including, but not limited to, all bills of material, Product specifications, all documented manufacturing process and procedures, quality control process and procedures, business process and procedures, and dossiers, in the possession of Seller or any Seller Affiliate and pertaining exclusively or primarily to the PC Business, to the extent that they can be transferred to Purchaser without breach of Law or contractual obligations (provided, however, that Seller or any Seller Affiliate will use commercially reasonable efforts to provide to Purchaser and the Purchaser Affiliates a summary of the information that would be in breach of Law or contractual obligations if transferred); and excluding, for the avoidance of doubt, any correspondence, books and records, other documentation and data relating to Octenidine (which shall be dealt with conclusively in Section 20.5);

(f)

the employee personnel files and any other files related to the Transferring Business Employees, in the originals available to Seller or any Seller Affiliate or, if originals are not available or if Seller or any Seller Affiliate are under a legal obligation to retain originals, in copy;

(g)	rights, to the extent provided by applicable Law and transferable, to use the know-how of the Transferring Business Employees;

(h)	the transferable Permits relating exclusively or primarily to the EHG business;

(i)	the fixed assets set forth on Exhibit 3.2(i), some of which will transfer pursuant to this Agreement and some of which will transfer in accordance with a Local STA; and

(j)

the Finished Products owned by Seller or any Local Seller at Closing and not required by Seller or any Local Seller to fulfill purchase orders retained by Seller or any Local Seller as an Excluded Contract pursuant to Section 4.4(d).

3.3	Excluded Assets

Any assets of Seller or any Seller Affiliates (other than the Target Entities) not falling under Section 3.2 and in particular any of the following assets shall be excluded from the sale and transfer to Purchaser and the Local Purchasers (Excluded Assets):

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(a)	fixed assets (except as provided for in Section 3.2(i) above), production facilities and raw materials inventory;

(b)	the “SENSIVA” trademarks registered for goods and services exclusively relating to the Retained Business and the parts of the Split SENSIVA Trademarks exclusively relating to the Retained Business;

(c)	assets not pertaining exclusively or primarily to the PC Business or not owned, leased or licensed by Seller or any Seller Affiliates;

(d)	cash or other financial assets;

(e)	trade accounts receivable;

(f)	Tax-related claims or other Tax assets as well as claims to refund other public charges;

(g)	claims or other rights under any insurance policies;

(h)	claims or other rights against Seller, Seller Affiliates or any other Seller Indemnitees;

(i)	product registrations;

(j)

the Finished Products owned by Seller or any Local Seller at Closing and required by Seller or any Local Seller to fulfill purchase orders retained by Seller or any Local Seller as an Excluded Contract pursuant to Section 4.4(d) and, for the avoidance of doubt, Seller acknowledges and agrees that it may not manufacture additional Finished Products after Closing to fulfill such purchase orders; and

(k)	rights to the names “Schuelke”, “Schuelke & Mayr”, “S&M”, SM”, or any name which includes those names, in each case without prejudice to Section 19.5.

3.4	Transfer of possession

Physical possession of any tangible Sold Assets shall be transferred to Purchaser or a Local Purchaser on the Closing Date. To the extent that tangible Sold Assets are in the physical possession of third parties at the time of such transfer, subject to all of the Closing Actions having been performed or duly waived and with effect as of the Closing, Seller hereby assigns, and each Local Seller will assign, its claims against the relevant third parties for the return (Herausgabeansprüche) with respect to those tangible Sold Assets to Purchaser or a Local Purchaser. If and to the extent Purchaser or Local Purchaser does not take direct possession (unmittelbarer Besitz) of any tangible Sold Assets which are in possession of third parties, Seller and each Local Seller shall instruct the third parties in possession of such tangible Sold Assets to hold them, as from occurrence of Closing, for the account and at the risk and expense (als Besitzmittler) of Purchaser or a Local Purchaser, as applicable. Notwithstanding, anything else in this Section 3.4, with respect to all Closing Finished Products held at Closing in Seller’s Norderstedt, Germany site or the warehouse operated by IMPERIAL Chemical Logistics GmbH in Hamburg, Germany, Seller shall direct the storage, labelling and shipment and/or delivery

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of such Closing Finished Products in accordance with Purchaser’s instructions therefor; provided that Purchaser shall pick up all Finished Products within twenty (20) Business Days of Closing. Purchaser shall reimburse Seller for any third party costs incurred by Seller directly resulting from any of Purchaser’s instructions.

4.	Contracts

4.1	Assignment and assumption

(a)

Seller hereby sells and, under the condition precedent of occurrence of the Closing, hereby assigns (tritt ab), to Purchaser all rights, and, under the condition precedent of occurrence of the Closing, and Purchaser hereby assumes from Seller as an assumption of contract with full discharge of the original contract party (im Wege der Vertragsübernahme mit befreiender Wirkung) all obligations, of Seller under the Sold Contracts. In addition, Seller will cause each Local Seller to sell and assign, and Purchaser will, or will cause each Local Purchaser to, assume all obligations of the Local Sellers under the Sold Contracts as provided for in Section 10.

(b)	The sale, assignment and assumption of the Sold Contracts shall, subject to Section 7, become legally effective as of the Closing Date.

4.2	Sold Contracts

Sold Contracts shall mean all contracts pertaining exclusively to the PC business, including, but not limited to, any of the following kinds of written agreements or arrangements of Seller or any Local Seller pertaining exclusively to the PC Business (in each case, Contracts), unless they constitute Excluded Contracts (as defined below):

(a)	the lease Contracts listed in Exhibit 4.2(a);

(b)

the Contracts with customers and distributors listed in Exhibit 4.2(b) (including, but not limited to, purchase orders received by Seller before Closing that (i) have a delivery date more than three (3) weeks after the Closing; or (ii) have not been filled before, and are not expected to be filled within three (3) weeks after, the Closing);

(c)

the Contracts with service providers, suppliers (including, but not limited to, any supplier of trading goods and reseller products), contract manufacturers or toll manufacturers listed in Exhibit 4.2(c);

(d)	the R&D related Contracts (including grant notes) listed in Exhibit 4.2(d).

4.3	Shared Contracts

The Contracts

(a)	with customers and distributors listed in Exhibit 4.3(a); and

(b)	with service providers and suppliers listed in Exhibit 4.3(b),

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(Shared Contracts) pertain partially to the PC Business and partially to the Retained Business. The Shared Contracts shall be split between Seller or the relevant Local Sellers and Purchaser or the relevant Local Purchaser with the consent of the respective other contract party according to Section 7.3(a) below.

4.4	Excluded Contracts

Any Contracts of Seller and the Local Sellers not falling under Sections 4.2 or 4.3, and in particular any of the following Contracts, shall be excluded from the sale and assignment to Purchaser (Excluded Contracts):

(a)	Contracts with any Seller Affiliates;

(b)	Contracts with banks and other financial institutions, loan agreements, bonds, notes or any other instruments of debt;

(c)	Contracts relating to the Excluded Assets;

(d)

purchase orders received by Seller before Closing that (i) have a delivery date before or within three (3) weeks after the Closing; or (ii) have not been filled before, but are expected to be filled within three (3) weeks after, the Closing;

(e)	insurance contracts, except to the extent the same are transferred to Purchaser by operation of Law; and

(f)	Contracts that do not pertain to the PC Business.

5.	Shares

5.1	Sale and transfer

(a)

Seller hereby sells (verkauft), and Purchaser hereby agrees to cause a Local Purchaser to purchase (kauft), the Sold Shares (as defined in Section 5.2 below), together with all rights attaching to them, including the right to receive dividends for the current fiscal year and for former fiscal years, in the latter case to the extent such dividends have not been distributed to Seller (or any then current shareholder(s)) prior to or on 31 December 2020 (the Locked Box Date).

(b)

Subject to the terms and conditions of this Agreement, the Sold Shares shall be transferred to a Local Purchaser with economic effect (mit wirtschaftlicher Wirkung) from the Locked Box Date, notwithstanding that legal title to the Sold Shares shall only be transferred to Purchaser with in-rem effect (mit dinglicher Wirkung) as of Closing by executing separate share transfer agreements (Share Transfer Agreements) on the Closing Date, such agreements to substantially conform to the template agreement attached as Exhibit 5.1(b).

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5.2	Sold Shares

Sold Shares shall mean exclusively the shares held by Seller in its following subsidiaries:

(a)

schülke inc, 75 Lane Road - Suite 203, Fairfield, NJ 07004, USA, registered in the Delaware Division of Corporations of the office of the Delaware Secretary of State under number 3613119, and whose share capital amounts to USD 330,000 and is divided into 3,000 shares;

(b)

Schülke Kimya Ticaret Limited Sirketi, İstanbul Sarıyer Reşitpaşa Mah. Eski Büyükdere Cad., Windowist Tower No: 26/89, registered in the the commercial register of Istanbul under number 90478-5, and whose share capital amounts to TRY 1,638,800 and is divided into 16,388 shares;

(c)

Schulke & Mayr Italia S.R.L., Via Raimondo Montecuccoli 20, 20147 Milan, Italy, registered in the the Companies Register of Milano, Monza, Brianza, Lodi under number 02414480968, and whose share capital amounts to EUR 100,000 represented by a quota having a nominal value of EUR 100,000 (Schülke Italy); and

(d)

Schulke Chemical (Shanghai) Co., Ltd., Room 601, Building 6, No. 333 Guiping Road, Shanghai, China, registered with the Shanghai Market Supervision and Administration under number 91310000MA1FRKA32Q, and whose share capital amounts to EUR 150,000,

(the entities under lit. (a) through (d) together, the Target Entities and each, a Target Entity).

5.3	Excluded Shares

Any shares held by Seller not falling under Section 5.2 shall be excluded from the sale to Purchaser (Excluded Shares).

6.	Obligations

6.1	Assumption

Purchaser hereby assumes, under the condition precedent of occurrence of the Closing, from Seller with full discharge of the original debtor (im Wege der befreienden Schuldübernahme) all Assumed Obligations of Seller. In addition, Purchaser will cause each Local Purchaser to assume, under the condition precedent of the occurrence of the Closing, from each Local Seller all Assumed

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Obligations of such Local Seller as provided for in Section 10. The assignment and assumption shall become legally effective as of the Closing Date.

6.2	Assumed Obligations

Assumed Obligations shall mean exclusively any of the following liabilities and other obligations of Seller or the relevant Local Sellers, unless they constitute Excluded Obligations (as defined below):

(a)	obligations pertaining to any Sold Assets or under any Sold Contracts;

(b)

all obligations relating to any Transferring Business Employees, including, but not limited to, obligations relating to all remuneration components, untaken vacation and overtime accrued until the Closing Date, the Transferring Pension Liabilities, social security contributions or other public charges and any other liabilities, entitlements or claims arising out of or in connection with the employment of the Transferring Business Employees relating to periods of employment before or after the Closing Date; provided, however, that, to the extent the abovementioned obligations relating to the Transferring Business Employees and to the time period before the Closing Date are not included in the items taken into account for the calculation of the Closing Date Liabilities as defined below in Section 11.3(a)(i), Seller shall indemnify and hold harmless Purchaser or the Local Purchaser, as the case may be, from such obligations resulting from such overlooked items; and

(c)

all other obligations resulting from the ownership or operation of the PC Business after Closing, unless they arise from a specific breach, default or violation that occurred in the PC Business while under Seller’s ownership prior to Closing (and specifically excepting Excluded Obligations).

6.3	Excluded Obligations

Purchaser and Local Purchaser shall not assume, and Seller and Local Seller shall retain, any obligation or liability of Seller or Local Seller other than the Assumed Obligations under Section 6.2 and in particular none of the following obligations or liabilities (Excluded Obligations) shall be Assumed Obligations:

(a)	any obligation or liability relating to any Excluded Assets, Excluded Contracts or Excluded Shares;

(b)	any trade account payables;

(c)

any obligation or liability, including any joint or several liability pursuant to section 75 AO or similar statutory provisions under applicable Law, with respect to Taxes relating to Tax periods ending on or before the Closing Date;

(d)

any obligation or liability for (i) any breaches of contract (including those relating to Sold Contracts) or (ii) any injury or damage caused by products manufactured or sold, including Products, or by services

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rendered, by Seller or Local Seller prior to the Closing Date (including any obligations and liabilities under product warranties or product liability);

(e)	any obligation or liability arising from any failure by Seller or Local Seller, prior to the Closing Date, to comply with any applicable Law;

(f)	any obligation or liability related to any governmental grant or subsidy to Seller or Local Seller prior to the Closing Date, including, but not limited to, the public grant listed in Exhibit 6.3(f);

(g)	any obligation or liability related to any pending proceedings, litigation or disputes; and

(h)

any other obligation or liability of Seller or Local Seller excluded from the assumption of obligations by Purchaser or Local Purchaser or not expressly assumed by Purchaser or Local Purchaser pursuant to this Agreement.

6.4	Indemnification

Purchaser shall indemnify and hold harmless Seller Indemnitees from and against any Assumed Obligations. Seller shall indemnify and hold harmless Purchaser Indemnitees from and against any Excluded Obligations. The Seller’s indemnities with respect to Taxes are laid down in Section 18 (Tax Indemnity, Tax Covenants).

7.	Third-party consents

7.1	Efforts to obtain third-party consents

(a)

The Parties shall cooperate in good faith and use commercially reasonable efforts to obtain as soon as possible any consents (Third-Party Consent) (i) required for the assignment and assumption of Seller’s and the Local Sellers’ rights and obligations under the Sold Contracts to Purchaser and the Local Purchasers, (ii) required for the assumption of the Assumed Obligations by Purchaser and the Local Purchasers and/or (iii) triggered by the transfer of any Target Entity, if possible with legal and economic effect as of the Closing Date, and to satisfy the conditions, if any, for the effectiveness of such consents.

(b)

Prior to the Closing (i) all communication with the relevant Third Parties shall either be made by Seller or any Seller Affiliates alone (and Seller or Seller Affiliates shall bear all costs in relation thereto) or, subject to Seller’s prior written approval and direction, by Seller or any Seller Affiliates and Purchaser or any Purchaser Affiliates jointly and (ii) Purchaser shall refrain, and cause any Purchaser Affiliates to refrain, from communicating with the Third Parties without Seller’s prior written consent. After Closing, each Party and its Affiliates shall be free to communicate with the Third Parties, provided, however, that each Party shall make, and cause its Affiliates to make, such communication with due respect to the legitimate interests of the other Party and its Affiliates.

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(c)	The Parties shall keep each other reasonably informed about the status of the discussions with the respective Third Parties over such period as agreed upon between Seller and Purchaser.

(d)

If the relevant third party, including any Authority, requires for the Third-Party Consent, or grants the Third-Party Consent only subject to, the fulfillment of certain conditions, Seller and Purchaser shall in good faith discuss such conditions and agree with the relevant third party on a mutually-acceptable solution resulting in the Third-Party Consent.

(e)

Seller shall use reasonable effort to ask any third party customer which has submitted a purchase order within three (3) weeks prior to the Closing Date to order directly from the Purchaser after Closing.

7.2	Internal relationship

(a)

As long as (i) the assignment and assumption of any Seller’s or Local Seller’s rights or obligations under any Sold Contracts to and by Purchaser or any Local Purchaser under Section 4.1 (ii) the assumption of any Assumed Obligations by Purchaser or any Local Purchaser under Section 6.1 and/or (iii) any consent triggered by the transfer of any Target Entity, in each case, has not become effective, the Parties shall put each other economically (im Innenverhältnis) in the position as if the assignment and assumption of the rights or obligations under the relevant Sold Contract, the assumption of the relevant Assumed Obligation and/or consent had become effective as of the Closing Date. Seller or a Local Seller, as applicable, shall remain party to the Sold Contract and/or debtor of the Assumed Obligation but hold such party and/or debtor position for the account of Purchaser or the Local Purchaser, as applicable. Seller and the Local Seller’s shall in particular (A) hold and exercise the rights under the Sold Contract in accordance with Purchaser’s and the Local Purchaser’s reasonable instructions, (B) make available to Purchaser and Local Purchaser the goods and services and forward to Purchaser and the Local Purchaser the proceeds and other benefits received under the Sold Contract attributable to the period after the Closing Date and/or (C) continue to fulfill the Assumed Obligation for the account of Purchaser and the Local Purchaser. Purchaser and the Local Purchasers shall in particular (x) provide Seller or Local Seller, as applicable, with reasonable instructions regarding holding and exercise of the rights under the Sold Contract and the means to fulfill obligations under Sold Contracts, (y) reimburse to Seller or a Local Seller all reasonable costs of fulfilling Seller’s or the Local Seller’s obligations under this Section 7.2 and the Assumed Obligations and (z) indemnify and hold harmless the Seller Indemnitees from and against any liability arising from the continued holding and fulfillment of the Sold Contracts and/or Assumed Obligations after the Closing Date, unless such liability is the result of Seller’s or a Local Seller’s grossly negligent (grob fahrlässig) or willful (vorsätzlich) misbehavior. Upon request of either Party, the Parties shall enter into a suitable legal agreement (e.g. sublease, sublicense or subcontracting) as a legal basis

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for transferring the benefits and costs under the Sold Contract to Purchaser or a Local Purchaser, as the case may be.

(b)

If the assignment and assumption of any Seller’s or Local Seller’s rights or obligations under any Sold Contracts to and by Purchaser or any Local Purchaser under Section 4.1 has not become effective within a period of nine (9) months after Closing, Seller or Local Seller, as applicable, shall be free to terminate such Sold Contract.

7.3	Shared Contracts

(a)	Split of Shared Contracts

(i)

Between the date of this Agreement and the Closing Date, the Parties shall use reasonable efforts, and cause their relevant Affiliates to use reasonable efforts, and continue those efforts after Closing, to obtain the consent of the other contract parties to the Shared Contracts as listed in Exhibits 4.3(a) and 4.3(b) to split them into two separate contracts, one covering the PC Business and the other covering the Retained Business.

(ii)	The split of the Shared Contracts shall, subject to lit. (i), become legally effective as of Closing Date.

(iii)	For the communication with the other contract parties regarding the split of any Shared Contract, Sections 7.1(a) through (c) shall apply mutatis mutandis.

(iv)	If a relevant other contract party requires for the consent to the split of a Shared Contract certain conditions, Section 7.1(d) shall apply mutatis mutandis.

(b)	Internal relationship of the Parties of Shared Contracts

For as long as, and to the extent that, the consent of a third party to the split of a Shared Contract is not granted or is granted subject to conditions which are not yet fulfilled, as from the Closing onwards Section 7.2 shall apply mutatis mutandis with respect to the portion of the Shared Contract which pertains to the PC Business. For the avoidance of doubt, Seller shall not be under an obligation to extend or renew any Shared Contracts after their expiry and shall be free to terminate any Shared Contracts in accordance with Section 7.2(b).

8.	Changes between signing of this Agreement and Closing

Sold Assets which have been disposed in the ordinary course of business and without any breach of any covenant by Seller or any Local Seller provided for in this Agreement, and Sold Contracts and Shared Contracts which have been fulfilled or terminated in the ordinary course of running the PC Business, between the date of this Agreement (Signing Date) and the Closing Date shall no longer constitute Sold Assets, Sold Contracts or Shared Contracts. Assets falling under any of the categories of Sold Assets in Section 3.2 which have been acquired in the ordinary course of business and without any breach of any

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covenant by Seller or Local Seller provided for in this Agreement, and Contracts falling under any of the categories of Sold Contracts in Section 4.2 or Shared Contracts under Section 4.3 which have been concluded, between the Signing Date and the Closing Date in the ordinary course of business and without any breach of any covenant by Seller or Local Seller provided for in this Agreement shall constitute Sold Assets, Sold Contracts and Shared Contracts, respectively. The same shall apply mutatis mutandis to Assumed Obligations relating to Sold Assets and Sold Contracts.

9.	Employees

9.1	Transfer of German 613a Business Employees

The Parties understand that upon the transfer of the PC Business (Betriebsübergang) to Purchaser at Closing the employment of all employees attributable to the PC Business at the Closing Date in Norderstedt, Germany (the German 613a Business Employees) will by operation of section 613a (1) BGB automatically transfer to Purchaser, except for any employees who duly object to such transfer in accordance with section 613a (6) BGB. The German 613a Business Employees as of the Signing Date are listed in Exhibit 9.1.

9.2	Negotiation with works council

(a)

Seller will without undue delay (unverzüglich) after signing of this Agreement enter into the negotiations with the works council (Betriebsrat) of its operation in Norderstedt as required for the Transaction by section 111 of the German Works Constitution Act (Betriebsverfassungsgesetz). Seller shall carry out such negotiations in good faith and with the objective to reach as soon as reasonably feasible a reconciliation of interests (Interessenausgleich) and a social plan (Sozialplan).

(b)

Seller shall keep, subject to mandatory confidentiality obligations and the confidentiality requests of any of the works council, Purchaser informed about the negotiations with the works council. At Seller’s request Purchaser shall (i) provide to Seller such information about Purchaser and its Affiliates and their plans for the PC Business which Seller reasonably requests in order to fulfil respective lawful information requests of the works council, including basic information on the Purchaser and the Purchaser Affiliates, their business and their rationale for acquiring the PC Business that the Seller requires to be able to properly enter into negotiations with the works council pursuant to Section 9.2(a) and (ii) participate in meetings or other exchange with the works council or its members, to the extent such participation is, following discussions in good faith, considered necessary by Seller and Purchaser or is requested by Seller’s works council.

(c)

Seller may, with the prior written consent of Purchaser, enter into any agreements or arrangements with the works council in connection with the negotiations as it considers reasonable and appropriate for the purposes of the Transaction. An express waiver of the social plan privilege pursuant to Section 112a German Works Constitution Act

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(Betriebsverfassungsgesetz) (as the case may be), a guarantee of keeping the level of total compensation and the benefits listed in Exhibit 9.2(c) for a period of up to twelve months following the Closing Date, an exclusion of headcount reductions in line with Section 20.2 below, as well as a calculation of the entitlements under short term variable remuneration schemes equalling a target achievement of up to one hundred percent (100%) irrespective of the actual achievement for the year of the Closing Date shall not be deemed unreasonable and can be agreed without prior consent of Purchaser.

9.3	WC Process Completion

Seller may terminate the negotiation with the works council regarding the reconciliation of interests if (i) such reconciliation of interests or transfer agreement has been agreed upon with the works council, or (ii) Seller has made sufficient effort (versucht) within the meaning of section 111 of the German Works Constitution Act to agree upon a reconciliation of interests in front of the conciliation committee (Einigungsstelle) (each of (i) or (ii) being WC Process Completion).

9.4	Information letter to the German 613a Business Employees

At the latest one month prior to the Closing Date but, unless Seller and Purchaser agree otherwise in writing, not before the WC Process Completion, Seller shall, jointly with Purchaser, provide to the German 613a Business Employees an information letter in accordance with the requirements of section 613a (5) BGB. The information letter shall, amongst others, provide for the statement that the workplace of German 613a Business Employees who object to the transfer to Purchaser will not be available at the Seller any longer and that therefore, they will face termination by Seller for business reasons if the requirements for such termination for business reasons are given pursuant to the German Unfair Dismissals Act (Kündigungsschutzgesetz). At the same time Seller shall set a deadline of one (1) month after receiving the information letter in accordance with the requirements of section 613a (5) BGB within which each German 613a Business Employee must inform either Seller or Purchaser in writing whether or not such employee objects to the transfer of employment to Purchaser. For the preparation of this letter, Purchaser shall provide to Seller at Seller’s request all information about Purchaser and its Affiliates and the measures contemplated by Purchaser and its Affiliates for the PC Business and the German 613a Business Employees which Seller reasonably requests. Should after receipt of the letter any German 613a Business Employee object to the transfer in accordance with section 613a (6) BGB of the employment, the Parties shall inform each other thereof. Subject to Section 9.6, Seller shall pay any salaries, severance payments, and any other costs or liabilities payable or owing to any German 613a Business Employee who objects to the transfer of the employment in accordance with Section 613a (6) BGB.

9.5	Employment of Transferring German 613a Business Employees

Purchaser shall continue to employ all German 613a Business Employees having transferred to it upon the transfer of the PC Business to Purchaser at

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Closing (the Transferring German 613a Business Employees) as required by section 613a (1) BGB, including with full recognition of their seniority.

9.6	Non-Transferring Business Employees Severance Costs

With respect to any Business Employee whose employment relationship has not actually transferred to the Purchaser or the Purchaser’s Affiliate, as the case may be, irrespective of the reason therefore (a Non-Transferring Business Employee), Purchaser shall indemnify and hold harmless Seller from fifty percent (50%) of all severance payments payable or owing to Non-Transferring Business Employees; provided that the aggregate liability of Purchaser pursuant to this Section 9.6 shall be limited to EUR 750,000 (in words: Euro seven hundred fifty thousand). Seller shall use reasonable efforts to terminate the employment relationship with any Non-Transferring Business Employee at the earliest possible point in time. In case Seller, at its own discretion, decides to actively employ any Non-Transferring Business Employee on a vacant position, it shall notify Purchaser accordingly at the latest four weeks after becoming aware of the Business Employee’s status as Non-Transferring Business Employee, in which case no indemnification obligation of Purchaser shall apply in respect of such employee.

9.7	Out of scope transfer of Business Employees

In respect of any employment relationship (including any pension and other relationship) transferring to Purchaser or Purchaser’s Affiliate, as the case may be, according to Section 613a (1) BGB or any equivalent provision under applicable Law irrespective of the reason therefore with individuals other than the German 613a Business Employees or the Foreign Business Employees listed in Exhibit 10.1(a), Seller shall indemnify and hold harmless Purchaser or Purchaser Affiliate, as the case may be, from any cost or liability arising therefrom.

9.8	Transfer of Pension Arrangements; assumption of pension liabilities

(a)

Subject to Section 6.2(b) above, any liabilities under any arrangement, schemes or plans to provide or contribute to the provision of benefits payable to or in respect of any employee on retirement other than under any statutory social security plans operated under public law, statute or regulation (the Retirement Benefit Arrangements) that relate to Transferring Business Employees shall be assumed by Purchaser as from the Closing Date with full release for the Seller (these liabilities together the Transferring Pension Liabilities).

(b)

Where the Retirement Benefit Arrangements are operated by pension funds or other pension financing vehicles which are not exclusively available for Seller’s Group following the Closing Date, Purchaser shall, with reasonable assistance and support of Seller, if required, procure that, as from the Closing Date, (i) the membership of the Transferring Business Employees in such pension funds or other pension financing vehicles is continued at unchanged terms and conditions for the Transferring Business Employees or (ii) take all steps necessary to ensure that pension funds or pension financing vehicles will be available

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to continue pension benefits accrual and payment from the Closing Date for any such Transferring Business Employees in accordance with the relevant local requirements.

(c)

Where membership of the Transferring Business Employees in a Sellers’ Retirement Benefit Arrangement cannot or is not intended to be continued by Purchaser following the Closing Date, Purchaser shall, with reasonable assistance and support of Seller, if required, take all steps necessary to ensure that pension funds or pension financing vehicles will be available to continue pension benefits accrual and payment from the Closing Date for any such Transferring Business Employees in accordance with the relevant local requirements.

9.9	Employee inventor remuneration

(a)

Seller shall indemnify and hold harmless Purchaser or Purchaser Affiliate, as the case may be, from any claims arising under the Employee Invention Act or under any contractual arrangement with a Transferring Business Employee in relation to employee remuneration for patents which are part of the Sold IP Rights and which relate to the time period up until the Closing Date, including, but not limited to, the obligations listed in Exhibit 9.9(a). Purchaser shall be liable for satisfying claims for inventor remuneration relating to the time period after the Closing Date.

(b)

Employee inventor remuneration owed by Seller to any Transferring Business Employees for inventions having resulted in patents which are not Sold IP Rights will continue to be paid by Seller in accordance with past practice and the applicable employee remuneration guidelines.

9.10	Foreign Business Employee Transfers

(a)

Where applicable Law provides for the automatic transfer of employment of any Foreign Business Employee upon the consummation of the Transaction, the Parties (i) shall take or cause to be taken such actions as are required under applicable Law to accomplish such transfer of employment of such Foreign Business Employee to Purchaser or a Local Purchaser by operation of Law as of the Closing at terms and conditions of employment including the acknowledgement of years prior service that are, in the aggregate, no less favorable than the terms and conditions applying to such Foreign Business Employee immediately prior to Closing and to comply (and to enable Purchaser or a Local Purchaser to comply) with any additional obligations under applicable Law relating to any such automatic transfer including (without limitation) any obligations to inform and/or consult with any Foreign Business Employee and/or appropriate employee representatives and (ii) shall not take and shall not cause to be taken any such actions that would result in the employment of such Foreign Business Employee not transferring to Purchaser or a Local Purchaser by operation of Law as of the Closing and/or causing Seller, any Local Seller, Purchaser or any Local Purchaser to be in breach of its or their

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respective obligations under applicable Law relating to any such automatic transfer including (without limitation) those obligations referred to in (i) above.

(b)

Where applicable Law does not provide for the automatic transfer of employment of any Foreign Business Employee upon the consummation of the Transaction, Purchaser shall, or shall cause a Local Purchaser to, make an offer of employment to such Foreign Business Employee (which offer may be of at-will employment to the extent permitted by applicable Law and provided that the respective Foreign Business Employee was employed at will by the relevant Local Seller) prior to the Closing Date, with such employment to be effective as of the Closing. The offer for employment shall provide for terms and conditions which are not, in the aggregate, less favorable to the Foreign Business Employee than the terms of employment existing immediately prior to the Closing. Each Local Purchaser shall in particular (i) continue any arrangements of a Local Seller, or provide substantially equivalent arrangements, regarding company health care, insurance, pension, car, housing or travel benefits or other similar benefits, and (ii) credit the seniority of the Foreign Business Employee with or acknowledged by the Local Seller and its legal predecessors.

(c)

Seller and Purchaser intend that the transactions contemplated by this Section 9.10 shall not constitute a separation, termination or severance of employment of any Foreign Business Employee prior to or upon the consummation of the Transaction and that all the Foreign Business Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date, and the Parties shall, and shall cause the Local Sellers and Local Purchasers to, comply with any requirements under applicable Law to ensure the same. Subject to Section 9.6 above, Seller shall bear any costs related to, and shall indemnify and hold harmless Purchaser and the Local Purchasers from and against any claims made by any Foreign Business Employee for any statutory, contractual or common law severance or separation benefits and other legally mandated payment obligations (including the employer portion of any employment Taxes, together with any compensation payable during any mandatory termination notice period related thereto).

(d)

Purchaser or a Local Purchaser, as applicable, will assume, as of the Closing Date, all liabilities with respect to the Transferring Foreign Business Employees in accordance with, and subject to Seller’s obligations in, Section 6.2(b) and subject to the adjustment provisions of Section 11.3.

10.	Local agreements with Seller Affiliates

10.1	Local Sellers and Local Purchasers

(a)	Certain Sold Assets, Sold Contracts and Shared Contracts (Foreign Assets) as well as employees of the PC Business located outside of

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Germany (Foreign Business Employees and together with the German 613a Business Employees, the Business Employees; the Foreign Business Employees actually transferring to Purchaser or Purchaser’s Affiliates at Closing, the Transferring Foreign Business Employees and together with the Transferring German 613a Business Employees, the Transferring Business Employees) are not held or employed by Seller but by certain Seller Affiliates. Foreign Assets shall be sold, and Foreign Assets and Foreign Business Employees shall be transferred, by the relevant Seller Affiliate (each such Affiliate, a Local Seller) to, and shall be purchased and assumed by, Purchaser or one or several Affiliates of Purchaser designated by Purchaser for this purpose (each such designated Affiliate a Local Purchaser). The Foreign Business Employees as of the Signing Date are listed in Exhibit 10.1(a).

(b)

The designation of a Local Purchaser by Purchaser requires a Notice to be submitted to Seller at least fifteen (15) Business Days before the expected Closing Date. Any Local STA for which Purchaser does not timely designate a Local Purchaser in such manner shall be executed at Closing by Purchaser as the relevant Local Purchaser. The designation of a Local Purchaser shall not release Purchaser from any obligation under this Agreement.

10.2	Local STAs

The sale and transfer of Foreign Assets and the transfer of Foreign Business Employees, in each case as applicable, by a Local Seller to a Local Purchaser shall be effected by virtue of a sale and transfer agreement between the relevant Local Seller and Local Purchaser to be executed at Closing substantially in the form of the draft template attached as Exhibit 10.2 (each, a Local STA and together, the Local STAs). Seller shall cause the relevant Local Sellers to agree, and Purchaser shall agree or cause the relevant Local Purchasers to agree, to make until Closing those amendments of, or supplements to, the draft Local STAs which are necessary under applicable Law to make the Local STAs fully effective to consummate the transactions which the Local STAs are supposed to consummate pursuant to this Agreement. Seller shall cause the relevant Local Sellers to execute, and Purchaser shall execute or cause the relevant Local Purchasers to execute, the Local STAs at Closing.

10.3	Relationship of Local STAs and this Agreement

The Local STAs shall not alter in any way the allocation of rights and obligations and benefits, costs and risks established between the Parties in this Agreement. Without limiting the generality of the foregoing sentence, Purchaser acknowledges and agrees, and shall cause the relevant Local Purchasers to acknowledge and agree, that (i) Seller and the Local Sellers do not grant, and shall not be deemed to grant, in or in connection with the Local STAs any representations, warranties, guarantees, covenants or indemnities to Purchaser or the Local Purchasers and (ii) any liability of Seller or any Local Seller under or in connection with a Local STA shall to the extent permitted by applicable Law be explicitly excluded. In the case of any inconsistencies between a Local

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STA and the provisions of this Agreement, the provisions of this Agreement shall take priority.

10.4	Payment of purchase prices under Local STAs

Except for jurisdictions where applicable local Law requires that the Local Business Purchase Price (as defined in the Local STA) (and applicable VAT, if any) be paid directly between the Local Seller and the Local Purchaser, the Local Business Purchase Price (and applicable VAT, if any) under the Local STAs shall not be paid directly between the relevant Local Seller and Local Purchaser, but shall be satisfied by the payment of the Purchase Price (and applicable VAT) under this Agreement. Those payments shall be made by Purchaser as the paying agent (Zahlstelle) for the Local Purchasers and shall be received by Seller as receiving agent (Empfangsstelle) for the Local Sellers. If and to the extent that mandatory local Law requires a local payment, Purchaser shall procure that this payment will be duly made by the relevant Local Purchaser (Local Payment) at the Closing Date and the Local Payment shall be credited against Purchaser’s obligation to pay the Preliminary Purchase Price pursuant to Section 11.4(a) (and applicable VAT, as the case may be). For the avoidance of doubt, to the extent that there are any adjustments to the Purchase Price pursuant to this Agreement that would change the amount of Purchase Price owed pursuant to a Local STA that has been paid directly by a Local Purchaser to a Local Seller, Seller and the applicable Local Seller, on one hand, and Purchaser and the applicable Local Purchaser, on the other hand, shall make the appropriate payments required to reflect such adjustment locally.

10.5	No claims under Local STAs

Seller shall not, and shall procure that no Local Seller and none of their legal successors will, and Purchaser shall not, and shall procure that no Local Purchaser and none of their legal successors will, raise any claims or take any other legal action under a Local STA or under any Law applicable to a Local STA, except for performance claims (Erfüllungsansprüche) relating to the assets sold under a Local STA. Any and all other claims relating to the sale of the PC Business shall be settled or litigated exclusively between Seller and Purchaser under this Agreement. If and to the extent that any Law applicable to a Local STA provides for any claims or other rights of a Local Seller or a Local Purchaser under or in connection with a Local STA, Seller shall procure that the relevant Local Seller, and Purchaser shall procure that the relevant Local Purchaser, does not exercise such claim or other right. Seller shall indemnify and hold harmless Purchaser and the Local Purchasers and Purchaser shall indemnify and hold harmless Seller and the Local Seller and Seller Indemnitees in case the Local Sellers respectively Local Purchasers or a legal successor of a Local Seller or Local Purchaser raises such claim or other right. The provisions in this Section 10.5 shall take priority over, and shall exclude the application of, any explicit or implied representations, warranties, guarantees, covenants or indemnities contained in the Local STAs or under applicable Law.

10.6	Liability for Local Purchasers and Local Sellers

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Purchaser shall procure that each Local Purchaser, and Seller shall procure that each Local Seller, duly acts in accordance with the relevant Local STA and this Agreement.

11.	Purchase Price

11.1	Calculation of Purchase Price

The aggregate consideration for the PC Business shall be calculated as follows:

(a)	an amount (net of VAT) of EUR 259,819,000 (in words: Euro two hundred fifty-nine million eight hundred nineteen thousand) (the Base Purchase Price)

plus

(b)	a total amount equal to a per diem amount of EUR 5,500 (in words: Euro five thousand five hundred) from (and including) 1 January 2021 until (and including) the Closing Date (Total Per Diem Amount),

(the sum of lit. (a) and lit. (b), the Preliminary Purchase Price and the Preliminary Purchase Price as adjusted pursuant to Sections 11.3, 15.5(c) and 15.5(e), the Purchase Price).

11.2	Allocation of Purchase Price

(a)

The Preliminary Purchase Price and the Purchase Price will be allocated to the assets of the PC Business sold under this Agreement, Seller and Local Sellers as set out preliminarily in Exhibit 11.2 and, to the extent allocated to Local Sellers and not otherwise in conflict with Section 10.4, be paid to Seller as receiving agent (Zahlstelle) for Local Sellers.

(b)

Notwithstanding Section 11.2(a) above, no later than sixty (60) days after the Signing Date, Purchaser shall prepare and deliver to Seller a reasonable proposed allocation for Tax purposes that allocates the portion of Purchase Price not allocated to the Sold Shares pursuant to Exhibit 11.2 among the non-Sold Share assets of the PC Business (Non-Share Assets) and the Assumed Obligations treated as purchase price on a Seller and Local Seller entity-by-entity basis and asset-class-by-asset-class basis.

(c)

No later than the tenth (10th) Business Day following Seller’s receipt of a proposed allocation pursuant to Section 11.2(b), Seller shall deliver to Purchaser, in writing, any good faith objections to such proposed allocation. If Seller does not deliver to Purchaser any such objections pursuant to this Section 11.2(c), the allocation proposed by Purchaser pursuant to Section 11.2(b) shall become the final allocation among the Non-Share Assets for Tax purposes.

(d)

If Seller delivers to Purchaser any such objections pursuant to Section 11.2(c), Purchaser and Seller shall negotiate with one another in good faith to agree upon an allocation and any such allocation agreed upon by the Parties in writing prior to the Closing Date shall become the final

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allocation among the Non-Share Assets (it being understood, for the avoidance of doubt, that reaching such agreement shall not be a condition to Closing).

11.3	Adjustment of Base Purchase Price

(a)	Assumptions

The Base Purchase Price assumes

(i)

Assumed Obligations under Section 6.2(b) relating to (A) Transferring Business Employees not employed by Target Entities and (B) the period until the Closing Date (Closing Date Liabilities) of EUR 6,114,000 (in words: Euro six million one hundred fourteen thousand) (Assumed Closing Date Liabilities), calculated in accordance with the accounting and valuation rules set out in, and an example of which is shown on, Exhibit 11.3(a)(i); and

(ii)

a combined net debt of the Target Entities as of the Locked Box Date (Target Entities Net Debt) of minus EUR 3,433,000 (in words: Euro three million four hundred thirty three thousand) (the Assumed Target Entities Net Debt), calculated in accordance with the line items set out in Exhibit 11.3(a)(ii).

(b)	Closing Date Liabilities

(i)

The actual Closing Date Liabilities shall be calculated by Seller in line and consistent with Exhibit 11.3(a)(i) and submitted to Purchaser by Seller within ninety (90) days after the Closing Date (the data submitted by Seller to Purchaser, the Preliminary Closing Date Liabilities).

(ii)

Purchaser shall be entitled to review the Preliminary Closing Date Liabilities within a period of sixty (60) days following their submission by Seller (Review Period). In case Purchaser does not object in writing to the Preliminary Closing Date Liabilities within the Review Period by way of a Notice to Seller (Objection Notice), the Preliminary Closing Date Liabilities as submitted by Seller to Purchaser shall become final and binding upon the Parties and thereby constitute the final Closing Date Liabilities.

(iii)

In case and to the extent Purchaser objects in writing to the Preliminary Closing Date Liabilities within the Review Period by way of an Objection Notice, with such Objection Notice specifying in detail the items, which in the opinion of Purchaser are to be adjusted and the reasons for such adjustment, Seller and Purchaser shall in good faith try to reach an agreement and to mutually solve the items in dispute within two (2) weeks following submission of the Objection Notice (Discussion Period). Only those items specified in any such Objection Notice submitted during the Review Period shall be deemed to be in dispute, and all other items included in the Preliminary Closing

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Date Liabilities shall be final and binding upon the Parties. If in such discussion Seller and Purchaser succeed in reaching a mutual agreement, the Preliminary Closing Date Liabilities as agreed between the Parties shall become final and binding upon them and thereby constitute the final Closing Date Liabilities.

(iv)

In case and to the extent Seller and Purchaser cannot agree on, and mutually solve, the items in dispute prior to the expiration of the Discussion Period, either of them shall be entitled to submit such items in dispute to Value Trust Financial Advisors SE or any other expert mutually agreed between the Parties (Independent Expert), who shall determine with final and binding effect, except for miscalculation or manifest error, upon the Parties all such items still in dispute within two (2) weeks following such submission. The decision of the Independent Expert may not fall outside the range determined by the respective positions taken by the Parties. The Preliminary Closing Date Liabilities as determined by the Independent Expert shall become final and binding upon them and thereby constitute the final Closing Date Liabilities.

(v)

The Independent Expert shall decide upon the allocation of its cost and expenses between the Parties based on the proportion that the respective Party does not prevail with its position (Secs. 91 et seq. ZPO).

(c)	Target Entities Net Debt

(i)

The actual Target Entities Net Debt shall be calculated by Seller (prior to Closing) or Purchaser (after Closing), as the case may be, following approval of the individual annual accounts of the Target Entities for the fiscal year ending on the Locked Box Date (Annual Accounts 2020) in line and consistent with Exhibit 11.3(a)(ii). Seller or Purchaser, as the case may be, shall submit to the respective other Party (the Reviewing Party) the Target Entities Net Debt fifteen (15) days after the last outstanding Annual Accounts 2020 have been approved (the data submitted to the Reviewing Party, the Preliminary Target Entities Net Debt).

(ii)	Section 11.3(b)(ii) through Section 11.3(b)(v) shall apply mutatis mutandis to the Preliminary Target Entities Net Debt.

(d)	Adjustment

(i)

Once the Closing Date Liabilities have become final and binding in accordance with Section 11.3(a) (Actual Closing Date Liabilities) and the Target Entities Net Debt has become final and binding in accordance with Section 11.3(c) (Actual Target Entities Net Debt), the Base Purchase Price shall be adjusted by

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(A)	any positive or negative balance, as the case may be, between the Assumed Closing Date Liabilities and the Actual Closing Date Liabilities; and

(B)	any positive or negative balance, as the case may be, between the Assumed Target Entities Net Debt and the Actual Target Entities Net Debt.

(the Base Purchase Price as adjusted in accordance with this Section 11.3(d), the Final Base Purchase Price).

(ii)	The Final Base Purchase Price shall be calculated by Seller and notified to Purchaser by way of a Notice (the Adjustment Notice).

11.4	Payments

(a)

At Closing, Purchaser and, with respect to any Sold Shares, any Purchaser Affiliate selected by Purchaser to receive any of the Sold Shares, shall pay to Seller on account of the Purchase Price an amount equal to the sum of (i) the Preliminary Purchase Price (less any Local Payments pursuant to Section 10.4) and (ii) the Surplus Amount or the Shortfall Amount, as the case may be (the Closing Payment Amount).

(b)	Within five (5) Business Days following receipt of the Adjustment Notice by Purchaser,

(i)	if the Final Base Purchase Price exceeds the Base Purchase Price, Purchaser shall pay to Seller the excess amount, or

(ii)	if the Final Base Purchase Price falls short of the Base Purchase Price, Seller shall repay to Purchaser the shortfall amount.

(c)

Payments to Seller or Purchaser under this Agreement shall in each case be made by wire transfer, free of Taxes and charges, to the bank account of the respective recipient set forth in Exhibit 11.4(c).

(d)	Payment obligations under this Section 11 shall not be subject to set-off or retention.

(e)

Each Party shall pay default interest on any amounts becoming due and payable to the other Party under this Section 11 as from the respective due date for payment until, but not including, the day of actual payment at the rate of nine (9) per cent per annum.

11.5	VAT

(a)	The Purchase Price pursuant to Section 11.1 (including the Preliminary Purchase Price and the Closing Payment Amount) shall be net of VAT, if any.

(b)	German part of the PC Business

(i)	The Parties assume that the sale of the German part of the PC Business by Seller under this Agreement constitutes the sale of a

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going concern (Geschäftsveräußerung im Ganzen) under section 1 (1a) UStG and, therefore, is not subject to VAT (Umsatzsteuer), based on the assumption that the German part of the PC Business (including some or all of the Sold Shares) is acquired by one German resident acquirer. Seller and Purchaser shall prepare and submit its respective VAT declarations based on this assumption. The Parties shall cooperate in good faith in order to confirm whether the sale of the German part of the PC Business under this Agreement constitutes the sale of a going concern (Geschäftsveräußerung im Ganzen) under section 1 (1a) UStG.

(ii)

As further set forth in Sections 11.5(b)(iii) and 11.5(b)(iv) below, all adjustments of input tax deductions under section 15a UStG which result from a change to the relationships relevant for the input tax deduction within an adjustment period up to the Closing Date shall be made for the account of Seller. The same shall apply for the reimbursement of VAT to be paid for the aforementioned time period and for the refund of input tax by the German Fiscal Authorities in view of supplies or services received for the German part of the PC Business up to the Closing Date.

(iii)

Seller shall indemnify Purchaser against all VAT liabilities or disadvantages in relation to the VAT status (including duties or ancillary charges to taxes in terms of section 3 AO) up to the Closing Date, which result from the competent Fiscal Authorities ordering an adjustment of the input tax deduction according to section 15a UStG due to a change to the relationships relevant for the input tax deduction up to the Closing Date.

(iv)

Seller is entitled to any advantages and value added tax benefits in the same meaning. If the Fiscal Authorities refund input tax pursuant to section 15a UStG for supplies or services received for the German part of the PC Business up to the Closing Date, Purchaser shall notify and pay such refund to Seller if and to the extent the refund is not based on a change to the relationships relevant for the input tax deduction after the Closing Date.

(v)

Within fifteen (15) Business Days after the Closing Date Seller is obliged to provide Purchaser with all available information required for potential input-VAT corrections pursuant to section 15a UStG.

(vi)

If and to the extent the sale of the German part of the PC Business by Seller under this Agreement does not qualify as a transfer of a going concern according to the view of the Fiscal Authorities competent for Seller and VAT arises for services or supplies under this Agreement at the tier of Seller , the relevant Purchase Price shall be increased accordingly and Purchaser shall pay such increased amount (including ancillary charges (steuerliche

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Nebenleistungen) thereon, if any). With respect to the Sold Shares the Purchase Price is net of any VAT and the Seller undertakes not to opt for VAT and herewith irrevocably waives his respective option right. With respect to German part of the PC Business other than the Sold Shares, Seller is entitled to waive any applicable exemption from VAT with respect to the sale unless and to the extent that such VAT cannot be deducted as input VAT by Purchaser. To the extent permissible and practical, the Purchaser may request to settle such increased amount in addition to the Purchase Price by assigning to Seller its input-VAT claim, if any, in accordance with section 46 AO, if and to the extent no disadvantages arise for the Seller compared to an immediate cash payment. Seller and Purchaser shall reasonably co-operate to achieve this assignment at Purchaser’s costs and Purchaser shall, in particular, sign the necessary assignment notice with the competent Fiscal Authorities. Seller shall notify Purchaser of the relevant Tax assessment without undue delay (unverzüglich), however, at the latest, ten (10) Business Days following receipt by Seller. The Parties clarify that this Agreement shall not constitute an invoice pursuant to Secs. 14, 14a UStG. If necessary, on demand of Purchaser the Seller is obliged to issue a respective invoice in accordance with Secs. 14, 14a UStG, however, not before the due date.

(vii)

Parties confirm that they qualify as entrepreneurs within the meaning of section 2 UStG and the Purchaser confirms that the German part of the PC Business is acquired entirely for its business and it intends to pursue the German part of the PC Business in substantially the same form as acquired from Seller following the Closing Date.

(c)	Local STAs

(i)

Purchaser shall procure that the relevant Local Purchasers pay to the relevant Local Sellers, in addition to the relevant Purchase Price, an amount equal to the VAT (including ancillary charges (steuerliche Nebenleistungen) thereon, if any) which is chargeable on such transaction, unless and to the extent, under the applicable VAT Laws, (x) the transaction is not deemed to be subject to VAT, i.e. as a transfer of a going concern within section 1 (1a) UStG or any similar provision under the VAT Laws of any other jurisdiction, or (y) the transaction is exempt from VAT, or (z) the Local Purchaser is treated as taxpayer and thus liable for the payment of such VAT itself. Such payment becomes due (fällig) and payable (zahlbar) together with the relevant Purchase Price on the conditions applicable to the relevant Purchase Price. Seller shall procure that the relevant Local Seller provides an invoice compliant with applicable VAT laws forthwith upon payment of the relevant Purchase Price.

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(ii)

The relevant Local Seller is entitled to waive any applicable exemptions from VAT with respect to the sale and transfer of the relevant part of the PC Business. The relevant Local Seller shall consult with the relevant Local Purchaser and reasonably take into account such Local Purchaser’s reasonable interests as regards such waiver.

(iii)

Between the Signing Date and Closing, the Parties shall cooperate in good faith in order to determine the VAT treatment of the Transaction pursuant to each relevant Local STA. The relevant provisions of the draft attached as Exhibit 10.2 applicable in case the Transaction qualifies, or does not qualify, as a transfer of a going concern shall be adjusted accordingly in order to reflect the VAT treatment pursuant to local law. In case the Parties cannot agree on the VAT treatment, the provisions of the draft attached as Exhibit 10.2 assuming that the Transaction does not qualify as a transfer of a going concern shall be included in the relevant Local STAs.

(d)

The Parties shall cooperate with each other in good faith in order to enable each Party to comply with the formal requirements imposed on such Party under applicable VAT laws. Such cooperation includes, without limitation, that the Parties provide each other with all available information which is reasonably required for the other Party to comply with any reporting obligations under applicable VAT laws (for example, the filing of VAT declarations).

(e)

Any claims pursuant to this Section 11.5 shall be time-barred upon expiration of a period of six months after the respective assessment of the Tax has become un-appealable and final (formell und materiell bestandskräftig) but not before six months after the Party has notified the other Party in reasonable details about the existence of such claim.

11.6	Withholding

Notwithstanding anything to the contrary contained in this Agreement, Purchaser and any Local Purchaser shall be entitled to deduct and withhold Taxes from any amounts payable pursuant to this Agreement as required to be deducted or withheld therefrom or in connection therewith under any applicable Law timely pay the full amount so withheld or deducted by it to the relevant Fiscal Authority in accordance with applicable Law. Any such deducted or withheld amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. For the avoidance of doubt, Section 24 sentence 2 shall apply to Transfer Taxes, also if such Transfer Tax is levied by means of withholding. In the event that Purchaser or any Local Purchaser is required by applicable Law to make any payment subject to deduction or withholding (except with respect to payments in the nature of compensation to be made to employees or former employees), then such payor shall take commercially reasonable efforts to provide the applicable payee with written notice at least twenty (20) Business Days prior to making any deduction or withholding from the amount otherwise

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payable to such Person under this Agreement. The Parties shall cooperate in good faith in this regard, in order to determine whether payments by the Purchaser or any Local Purchaser are subject to withholding or deduction requirements under any applicable Law and whether any such deduction or withholding can be reduced or eliminated. The Purchaser shall reasonably take into account any reasonable action requested by a Local Seller to reduce or eliminate such withholding Tax and Purchaser shall indemnify the Seller from any such withholding Tax if and to the extent such Tax is directly caused by the Purchaser’s failure to timely comply with any requirements or obligations or to timely make any necessary filings.

12.	Closing

12.1	Closing Conditions

(a)

This Agreement shall be closed pursuant to Section 12.3 only if the following conditions (Vollzugsvoraussetzungen) (together, the Closing Conditions and each individually, a Closing Condition) have been fulfilled or, in case of Section 12.1(a)(iii), duly waived by Purchaser:

(i)	WC Process Completion has occurred;

(ii)

the applicable merger control clearances for the Transaction under the merger control laws of Germany, Brazil and the Ukraine have been obtained or are deemed to be obtained (e.g. due to lapse of an applicable waiting period or due to jurisdiction having been declined by a relevant governmental authority) (together, the Merger Control Clearances); and

(iii)	the Closing Condition contained in Exhibit 12.1(a)(iii) has occurred.

(b)

Seller and Purchaser shall each notify the other promptly (unverzüglich) (but in any event within two (2) Business Days) upon becoming aware that a Closing Condition has been fulfilled. The day on or by which the last Closing Condition has been fulfilled, provided that this day is at least three (3) months after the Signing Date, is the Unconditional Date.

12.2	Merger Control Clearances

(a)

The Parties shall use their best endeavours to ensure that the Merger Control Clearances are obtained as soon as possible after the Signing Date. Purchaser shall have primary responsibility for obtaining the Merger Control Clearances and shall take all steps necessary for that purpose (including making appropriate submissions, notifications and filings), in consultation with Seller within ten (10) Business Days after the Signing Date. Purchaser shall for this purpose:

(i)

as soon as practically possible, but in any event within two (2) Business Days, notify Seller (and provide copies or, in the case of non-written communications, details) of any communications with any merger control authority having jurisdiction over any of the Merger Control Clearances (Merger Control Authorities);

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(ii)

communicate with any such Merger Control Authorities only after prior consultation with Seller or its advisers (and taking into account any reasonable comments and requests of Seller and its advisers); and

(iii)	regularly review with Seller the progress of any communications, notifications or filings with a view to obtaining the Merger Control Clearances at the earliest reasonable opportunity.

(b)

Except as required by applicable Law, Purchaser shall not make any filing with any Merger Control Authorities in relation to the Transaction which is not required in order to obtain the Merger Control Clearances without obtaining the prior written consent of Seller to the making of it and to its form and content; such consent shall not be unreasonably withheld.

(c)

Purchaser undertakes not to, and shall procure that Purchaser’s Affiliates will not, take any action, enter into any transaction or into any agreement to effect any transaction (including any merger or acquisition), that might reasonably be expected to make it more difficult, or to increase the time required, to obtain the Merger Control Clearances, or otherwise prevent, delay or interfere with the consummation of the transactions contemplated under this Agreement.

(d)

Purchaser shall to the extent that any of the Merger Control Authorities indicates that its consent or approval may not be granted without remedies (conditions or undertakings) being required, take, or cause to be taken, all steps which are necessary for the fulfilment of any requirements of the relevant Merger Control Authority, provided such requirements, remedies conditions or undertakings do not cause any undue commercial hardship for Purchaser Group, in particular,

(i)

propose to the relevant Merger Control Authority within the time limits required by applicable law and the relevant Merger Control Authority all such remedies, obligations, conditions, commitments or other agreements necessary to alleviate potential concerns engendered by the Transaction (including measures related to the Purchaser’s Affiliates) and shall commit itself to accepting and implementing such remedies vis-à-vis the relevant Merger Control Authority, to facilitate the completion of the Transaction as soon as possible; and

(ii)

before proposing such remedies, obligations, conditions, commitments or other agreements to the relevant Merger Control Authority, to reveal them to Seller, allowing Seller to assess their impact on any potential concern the competent authorities may have in regard to the Transaction.

(e)

Seller shall, to the extent legally permissible, provide Purchaser, its advisers and any of the Merger Control Authorities with any necessary information and documents reasonably required for the purpose of

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making any submissions, notifications and filings to any such Merger Control Authorities.

12.3	Closing Actions

The Parties shall meet at the offices of Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB, Hohe Bleichen 7, 20354 Hamburg, Germany, or in such other location as agreed upon by the Parties in writing, on the tenth (10th) Business Days after the Unconditional Date, but in any event only (i) at the earliest four weeks after the information letter pursuant Section 9.4 has been issued to the German 613a Business Employees and (ii) on the last day of a calendar month or, if the last day of a calendar month is not a Business Day, on the next following Business Day, where the following actions (the Closing Actions which collectively constitute the Closing, and the date on which the last of those actions is taken the Closing Date) shall be taken simultaneously (Zug-um-Zug):

(a)	Seller shall cause the Local Sellers, and Purchaser shall cause the Local Purchasers, to enter into the Locals STAs;

(b)	Seller and Purchaser or a Purchaser Affiliate shall enter into

(i)

the Share Transfer Agreements; provided that, in the event applicable local Law requires that the Share Transfer Agreements be executed in advance of the Closing Date in order to make the transfer of the Sold Shares effective as of Closing, the Parties shall execute such Share Transfer Agreement at such earlier date;

(ii)	the CMA;

(iii)	the Trademark License Agreement;

(iv)	the Delimitation Agreement;

(v)	the Transitional Services Agreement; and

(vi)	an assignment agreement covering the global assignment of all Sold IP Rights from Seller to Purchaser.

(c)	Purchaser shall (i) pay the Closing Payment Amount in accordance with Section 11.4(a) and (ii) procure payment of any Local Payments in accordance with Section 10.4.

(d)

Seller shall deliver to Purchaser a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the United States Treasury Regulations, issued by schülke inc certifying that the shares of schülke inc are not United States real property interests.

12.4	Closing Confirmation

After all Closing Actions have been taken and the Closing Payment Amount has been received by Seller, Seller and Purchaser shall confirm in a written document, to be jointly executed by them (at least in duplicate), substantially in

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the form of the draft attached as Exhibit 12.4 (the Closing Confirmation) that all Closing Actions have been taken and that Closing has occurred.

12.5	Withdrawal

(a)

If (i) any of the Closing Conditions under Sections 12.1(a)(i) through 12.1(a)(ii) has not been fulfilled within six (6) months as of the Signing Date, or (ii) Closing has not occurred within forty (40) Business Days after the Unconditional Date, each Party may withdraw from this Agreement by notifying the respective other Party by way of a Notice. The right of each Party to claim damages shall remain unaffected.

(b)	If the Closing Condition under Section 12.1(a)(iii) has not been fulfilled or duly waived by Purchaser, Purchaser may withdraw from this Agreement.

(c)

In the event of any withdrawal pursuant to this Section 12.5, all obligations between the Parties, with the exception of the obligations under Sections 22 (Confidentiality and public announcements), 23 (Notices), 24 (Costs), and 25 (Miscellaneous) shall lapse. In the event of a withdrawal due to a Closing Condition or a Closing Action not being fulfilled, the Party who is responsible for the non-fulfilment shall reimburse the other Party for all costs and expenses incurred by such Party in connection with the preparation, negotiation and conclusion of this Agreement.

13.	Representations of Seller

13.1	Representations

Seller hereby represents to Purchaser that the statements in this Section 13.1 are true and correct as of the Signing Date and, where indicated, as of the Closing Date, whereby it is understood by the Parties that (i) Seller shall be liable for any breaches of the representations in this Section 13 irrespective of any fault of Seller (verschuldensunabhängig), (ii) Seller’s liability for those representations shall be subject to the provisions and limitations in Sections 16 and 17 and (iii) in view of these modalities and limitations the representations shall neither constitute a quality agreement (Beschaffenheitsvereinbarung) within the meaning of section 434 (1) BGB, nor a warranty of condition (Beschaffenheitsgarantie) within the meaning of section 444 BGB, but a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis):

(a)	Legal status of Seller and Local Sellers; Authority; No Consents

(i)

As at the Signing Date and the Closing Date, Seller and the Local Sellers are duly incorporated and validly existing under the Laws of their stated jurisdictions and have the capacity to execute this Agreement or the relevant Local STA, as the case may be, and to perform their obligations thereunder. As at the Signing Date and the Closing Date, no bankruptcy proceedings have been opened over Seller’s or the Local Seller’s assets or have, to

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Seller’s Knowledge, been applied for, and, to Seller’s Knowledge, no circumstances exist (i) which would require the application for any bankruptcy proceedings; or (ii) could justify the voidance of this Agreement or any of the agreements contemplated by this Agreement pursuant to any applicable bankruptcy Laws.

(ii)	As at the Signing Date and the Closing Date, Seller and the Local Sellers are entitled, pursuant to the respective provisions of applicable Law, to manage the PC Business as it is managed at present.

(iii)	Except for the consent of the works council, Seller is not required to obtain any consent or governmental authorization in connection with the execution of this Agreement by Seller.

(b)	Enforceability; No violation

(i)

As at the Signing Date and the Closing Date, this Agreement constitutes, and the Local STAs will constitute when executed, legal, valid, and binding obligations of Seller or the Locals Sellers, as the case may be, enforceable against Seller or the Locals Sellers in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(ii)

As at the Signing Date and the Closing Date, the execution and consummation of this Agreement and the Local STAs and the performance of the transactions contemplated hereunder and thereunder will not: (A) violate any provision of Seller’s or the Local Seller’s articles of association, (B) any legally effective resolution of Seller’s management or shareholder and/or (C) materially infringe any third party rights or breach any other kind of obligation under applicable Law or any Contract to which Seller or a Local Seller is a party.

(c)	Financial Information

(i)

The pro forma management financial information of the PC Business as of 30 June 2020 as presented on pages 6 through 9 of the Financial Fact Book as at 16 November 2020 (Pro-forma Management Financials) and the audited and non-audited financial statements of the Target Entities for fiscal years 2017, 2018 and 2019 are included in Exhibit 13.1(c)(i) (together with the Pro-forma Management Financials, the Financial Information).

(ii)	Pro-forma Management Financials have been derived from the management accounting of the PC Business and, where

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applicable, the statutory financial statements of the Target Entities with due care and attention.

(iii)

As the PC Business is not fully reflected by any statutory financial statements or group financial statements, the preparation of the Pro-forma Management Financials involves estimates and allocations. Also, the underlying management accounting of the PC Business, due to its specific reporting purposes, is limited in scope and is of a limited degree of completeness and accuracy. With these limitations, the Pro-forma Management Financials are not misleading with regard to the operating performance of the PC Business.

(iv)

The audited statutory accounts of Schülke Italy present, in all material respects, a true and fair view of the net assets position, financial condition and results of operation of Schülke Italy for the respective record dates or fiscal year and have been prepared in accordance with the relevant generally accepted accounting principles and applicable laws and regulations, and on a basis consistent with the previous period’s audited financial statements

(v)

The non-audited statutory accounts of all Target Entities except Schülke Italy present with reasonable accuracy the net assets position, financial condition and results of operation of the relevant Target Entities, in all material respects, for the respective record dates or fiscal year and have been prepared in accordance with the relevant generally accepted accounting principles and applicable laws and regulations, and on a basis consistent with the previous period’s audited financial statements. All recognition and measurement options have been exercised in the same way as in the previous period’s set of financial statements.

(vi)

For the avoidance of doubt, no representation and warranty contained in this Section 13.1(c) shall be construed as an objective accounts guarantee (“objektive” Bilanzgarantie) within the meaning of the decision by the Higher Regional Court (Oberlandesgericht) Frankfurt am Main dated 7 May 2015 (26 U 35/12).

(d)	Conduct of business

(i)	Since 30 June 2020, except as reflected in Exhibit 13.1(d), the PC Business has been conducted in all material respects in the ordinary course of business.

(ii)	Since 1 January 2021, except as reflected in Exhibit 13.1(d), Seller, Local Sellers and the Target Entities have not taken any action prohibited pursuant to Section 15.2.

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(e)	IP Rights

(i)	Seller will at Closing be the legal and beneficial owner of the Sold IP Rights.

(ii)

The Sold IP Rights are not, and will not be as of the Closing Date, subject to any Liens in favor of third parties and the Sold IP Rights constitute all the material registered IP Rights exclusively or primarily pertaining to the PC Business. The Sold IP Rights are all the material IP Rights required for conducting the PC Business.

(iii)

Other than as disclosed in Exhibit 13.1(e)(iii), (i) all material registration and renewal fees have been paid when due and (ii) the Sold IP Rights are not subject to any written opposition, cancellation, revocation or re-examination proceedings, litigation or disputes.

(iv)	With respect to any employee inventions or technical improvements, if any, underlying the Sold IP Right, Seller has paid all remunerations rightfully claimed by the relevant employees from Seller.

(v)

None of Seller or any Seller Affiliate has in the past three (3) years received any written notice or, to the Seller’s Knowledge, any oral notice from a third party asserting that the PC Business has infringed any third party IP Rights.

(f)	Contracts

(i)

Exhibits 4.2(a) through 4.2(d) and Exhibits 4.3(a) and 4.3(b) include all Contracts of Seller or the relevant Local Sellers, as the case may be, of the relevant categories pertaining exclusively or partially to the PC Business, in each case to the extent that any primary obligations (Hauptleistungspflichten) thereunder are still outstanding, and Exhibit 13.1(f)(i) contains all such Contracts of each Target Entity, in each case to the extent that any obligations thereunder are still outstanding.

(ii)	Except as set forth in Exhibit 13.1(f)(ii),

(A)	all Sold Contracts and/or Contracts of a Target Entity

a.

with a customer (including distributors) of the PC Business under which the turnover in the fiscal years 2018, 2019 and/or 2020 regarding the PC Business has exceeded EUR 100,000 (in words: Euro one hundred thousand);

b.	with a service provider (including supplier) of the PC Business under which the service provider in the fiscal years 2018, 2019 and/or 2020 regarding the PC

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Business have exceeded EUR 100,000 (in words: Euro one hundred thousand);

c.

regarding a research and development cooperation, partnership, strategic alliance, and similar agreements, in each case under which the research and development is the main purpose of the agreement and thus excluding agreements with customers, suppliers or distributors under which research and development is ancillary to an exchange of goods or services;

d.	regarding Sold IP Rights;

e.	regarding the acquisition, sale or encumbrance of real property or rights equivalent to real property or that relate to the lease of real property;

f.	regarding the acquisition or sale of shares or interests in other companies;

g.	that were entered into or obligations that were incurred outside the ordinary course of business;

h.	between any Target Entity on the one hand and Seller or a Seller Affiliate on the other hand;

i.	that limits or purports to limit the ability of the PC Business or a Target Entity to compete in any line of business or with any Person or in any geographic area;

j.	that provides for the indemnification by a Target Entity of any Person or the assumption of any Tax, environmental or other Liability of any Person;

k.	that evidences an outstanding loan or advance to, or existing investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(a. through k. together, the Material Contracts) are in full force and effect, it being understood that enforcement of the Material Contracts could be affected by insolvency Laws or similar Laws limiting the enforcement of Contracts against a party generally;

(B)

none of Seller, the relevant Local Seller, the relevant Target Entity or the relevant other Contract party has given notice of termination in writing, or indicated in writing that it intends to give notice of termination, of a Material Contract and, to Seller’s Knowledge, there are

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no facts or circumstances that could serve as a basis for terminating one of the Material Contracts; and

(C)	Seller, the relevant Local Seller, the relevant Target Entity and, to Seller’s Knowledge, the relevant other Contract party, are not in material breach of the relevant Material Contracts.

(D)

None of the Target Entities or, with respect to the PC Business, Seller or the Local Sellers is subject to a non-compete covenant or any other restriction of competition, whether on a contractual or other basis, except for customary exclusivity/non-compete provisions in Sold Contracts pursuant to Exhibit 4.2(b) entered into with distributors.

(g)	Target Entities

(i)

As at the Signing Date and the Closing Date, the Target Entities are duly incorporated and validly existing under the Laws of their stated jurisdictions and each of the Target Entities has the corporate power and authority to carry on its business as heretofore conducted.

(ii)

The statements made in Section 5.2 with respect to the Target Entities and Sold Shares are complete, correct and not misleading as at the Signing Date and the Closing Date. As at the Signing Date and the Closing Date, the share capital of each of the Target Entities is fully paid in, non-assessable (keine Nachschusspflicht), and no repayments or refunds, neither openly nor concealed, have been made.

(iii)

As at the Signing Date and the Closing Date, the Sold Shares constitute all of the shares, partnership interests, memberships or equity interests of the Target Entities that are issued and outstanding.

(iv)

As at the Signing Date and the Closing Date, Seller is the sole legal and beneficial owner of the Sold Shares and has the right to freely dispose of the Sold Shares without any limitations or restrictions. As at the Signing Date and the Closing Date, such shares are validly existing, free and clear of any claims, rights and privileges of third parties. As at the Signing Date and the Closing Date, there are no options, pre-emptive rights, shareholder agreements, trust agreements, sub-participations or understandings. At Closing, Purchaser or Purchaser Affiliates will acquire the Sold Shares without restrictions and free and clear of third party rights and other Liens.

(v)	As at the Signing Date and the Closing Date, no bankruptcy proceedings have been opened over any of the Target Entities assets or have, to Seller’s Knowledge, been applied for, and, to

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Seller’s Knowledge, no circumstances exist which would require the application for any bankruptcy proceedings.

(vi)	Copies of all articles of association and comparable documents under the applicable Law of any Target Entity are appended in Exhibit 13.1(g)(vi). Such documents are fully effective and enforceable.

(vii)

The copies appended in Exhibit 13.1(g)(vii) fully and correctly reflect the content of the register entries of the Target Entities. There are no resolutions or other facts which must be or could be entered in any register and which have not in fact been included in the register extracts pursuant to Exhibit 13.1(g)(vii). The shareholders’ lists, or comparable share-holders’ registers under applicable Law, on file with the competent register for the Target Entities are complete and correct.

(viii)

As at the Signing Date and the Closing Date, except for legally required boards, the Target Entities do not have and never had an advisory board (Beirat), a supervisory board (Aufsichtsrat) or any other voluntary corporate body of such kind.

(ix)

As at the Signing Date and the Closing Date, the Target Entities have not entered into any agreements regarding silent partnerships, domination or profit and loss pooling agreements (Beherrschungs- oder Gewinnabführungsverträge), other affiliation agreements (Unternehmensverträge) within the meaning of Sections 291 et seq. of the German Stock Corporation Act (AktG) or comparable agreements such as management of operations agreements (Betriebsführungsverträge) or similar agreement under applicable Law. As at the Signing Date and the Closing Date, the Target Entities are also under no obligation to enter into any such agreements. As at the Signing Date and the Closing Date, the Target Entities have not entered into any cash-pooling agreements or similar agreements nor do they participate in any cash-pooling or any similar system.

(x)

As at the Signing Date and the Closing Date, the Target Entities do not hold either directly or indirectly (nor through an escrow agent (Treuhänder)) any shares, partnership interests, memberships or equity interests (including silent partnerships and sub-participations) in other companies or enterprises, nor are they obligated to acquire any such shares, partnership interests, memberships or equity interests. As at the Signing Date and the Closing Date, the Target Entities are not obligated to form any company, partnership or enterprise. As at the Signing Date and the Closing Date, the Target Entities are not party to any joint venture, consortium or any other undisclosed partnership (Innengesellschaft), nor are they obligated to acquire any such party status.

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(xi)

Except as set forth in Exhibit 13.1(g)(xi) (the businesses disclosed on such exhibit the Carveout Businesses), as at the Signing Date and the Closing Date, the Target Entities do not have any businesses other than the PC Business.

(h)	Employment

(i)

Exhibit 9.1 and Exhibit 10.1(a) together contain a complete and accurate anonymized list of all Business Employees (including apprentices and part-time employees), indicating in each case the counterparty on the employer’s side, the relevant position and job, date of birth, date of entry, gross annual salary, gross annual remuneration (including bonuses and similar incentives), deferred compensation claims (Ansprüche aus Entgeltumwandlung), claims for payment in lieu of vacation, weekly working hours and term or period of notice for termination of employment. Employees who have notified the employer in writing that they enjoy specific legal protection against dismissal are identified specifying the legal justification for such protection (e.g. maternity or postbirth parental leave or severe disability). Except as set forth in Exhibit 9.1 and/or Exhibit 10.1(a), none of the Business Employees has given written notice of termination of his/her employment contract and, to Seller’s Knowledge, there is no indication that a Business Employee intends to terminate or otherwise end his or her engagement.

(ii)

Exhibit 13.1(h)(ii) lists completely and correctly, all collective bargaining agreements, works agreements or other collective agreements, reconciliation of interest agreements and social plans in any other legal form under the Law of any jurisdiction (i) under which the Business Employees have any entitlements to any material payments or other material monetary benefits, which will transfer to Purchaser as a result of the Transaction (Employee Benefit Plans) or (ii) which materially restrict the freedom to dismiss any of the Business Employees.

(iii)

All payment and withholding obligations with respect to the Business Employees which have become due until the Signing Date have been fulfilled by, or provided for in the books of, the relevant employing entity in accordance with past practice and none of the relevant employing entities is in breach of any other material obligations towards any Business Employees. None of the Business Employees will after the Closing Date, on the basis of the currently existing employment agreements and/or based on past practice, be entitled to any remuneration, payments or other benefits in excess of what such Business Employee has received prior to the Closing Date.

(iv)	None of Seller, the Local Sellers or the Target Entities are currently experiencing any (i) strike or lockout of any Business

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Employees, or (ii) lawsuit or material dispute with any union, works council or other body of employee representatives pending before any court, Authority or arbitrator relating to any Business Employees.

(v)

Other than disclosed in Exhibit 13.1(h)(v), there exist no other Retirement Benefit Arrangements and no such Retirement Benefit Arrangements or any similar commitments or arrangements have been promised by any relevant employing legal entity. Any obligations under the Retirement Benefit Arrangements have been duly fulfilled and adequate book reserves for such liabilities have been set aside.

(vi)	There exist no share incentive schemes other than the legacy share incentive scheme which is sponsored by Air Liquide.

(vii)

Each employing legal entity is in compliance with all material applicable, mandatory Laws relating to employment and employment practices, terms and conditions of employment, wages and mandatory benefits, social security contributions, health and safety at work, visa and work permit requirements and working hours.

(i)	Permits and approvals

The Seller, the Local Sellers and the Target Entities hold all material Permits that are required, if any, under applicable Laws in order to conduct the PC Business as presently conducted. None of the material Permits that are related to the operations of the PC Business has been revoked, rescinded, amended or restricted, either in whole or in part, and there is no existing written indication that such approvals will be revoked, rescinded, amended or restricted, either in whole or in part. Seller, the Local Sellers and the Target Entities have not received any written notice or, to Seller’s Knowledge, any oral notice of a claim relating to the foregoing or of facts or circumstances relating to a potential claim.

(j)	Assets

(i)

As at the Signing Date and the Closing Date, all of the Sold Assets, Sold Contracts, Shared Contracts and all of the assets of the Target Entities are legally and beneficially owned by Seller, the Local Sellers or the Target Entities, as applicable, and are free and clear of any Liens except for Permitted Liens.

(ii)

No claim has been made in writing, or to the Seller’s Knowledge, orally against Seller, the Local Sellers or the Target that a Person other than Seller, the Local Sellers or the Target Entities is entitled to any security interest on or over any of the Sold Assets, Sold Contracts, Shared Contracts or any assets of the Target Entities.

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(iii)

There is no dispute, directly or indirectly, between any Person and the Seller, the Local Sellers or the Target Entities, as the case may be, relating to any of the Sold Assets, Sold Contracts, Shared Contracts or any asset of the Target Entities.

(iv)

To Seller’s Knowledge, the Sold Assets, Sold Contracts, Shared Contracts and all of the assets of the Target Entities, together with (A) the goods and services to be provided by Seller or the Seller Affiliates following Closing pursuant to the terms and conditions of the CMA and the Transitional Services Agreement and (B) Information Technology to be provided by Purchaser or the Purchaser Affiliates following Closing, comprise all the assets, services and facilities necessary for the carrying on of the PC Business as now carried on.

(k)	Finished Products

(i)

The quantities of Finished Products held by Seller, the Local Sellers and the Target Entities as of the Signing Date are not excessive and are adequate in relation to the current trading requirements of the PC Business.

(ii)

The Finished Products held by Seller, the Local Sellers and the Target Entities are in good condition and are capable of being sold by Purchaser, a Local Purchaser or a Target Entity in the ordinary and normal course of business in accordance with its current price list.

(iii)

None of the Finished Products held by Seller, the Local Sellers and the Target Entities contains any defect (whether of design, manufacture, assembly or otherwise) which could give rise to a liability on the part of Purchaser, a Local Purchaser or a Target Entity to any third party if that Finished Product or any product incorporating it were subsequently sold by Purchaser, a Local Purchaser or a Target Entity.

(iv)

Since 30 June 2020, there has been no material increase or decrease in the level of Finished Products held by Seller, the Local Sellers and the Target Entities other than in the normal course of business.

(l)	Tangible personal property

All equipment, fixture and other tangible personal property included as Sold Assets and of the Target Entities are in a good state of repair and condition and in satisfactory working order commensurate with their age and have been regularly maintained in accordance with appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreement.

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(m)	Leased Real Property

(i)

As at the Signing Date and the Closing Date, the Target Entities do not own or co-own any real estate or hold any hereditary building right (Erbbaurecht), in-rem lease (Dauernutzungsrecht) or similar right under applicable Law.

(ii)

Exhibit 13.1(m)(ii) contains copies of any and all lease agreements, usufructuary leases (Pachtverträge), or use agreements (collectively, Lease Agreements) regarding real property to which any Target Entity is a party or, with respect to the PC Business, Seller or any Local Seller is party (Leased Real Property) and correctly states for each such piece of Leased Real Property the location, applicable register or other identification data, size, use, and any Liens except for Permitted Liens.

(iii)

To Seller’s Knowledge, each Lease Agreement has been validly concluded and is validly in existence and Seller, the relevant Local Seller or the relevant Target Entity has duly performed its duties under the applicable Lease Agreement. To Seller’s Knowledge and other than disclosed in Exhibit 13.1(m)(iii), there are no facts or circumstances that could entitle a contracting party to terminate any Lease Agreement for cause.

(iv)

Seller, the Local Sellers and the Target Entities have not entered into any subleases or other Contracts granting any third Person a right to lease or sublease the Leased Real Property or any portion thereof.

(v)

All facilities on the Leased Real Property have received all material Permits required in connection with the operation thereof and, to Seller’s Knowledge, have been operated and maintained in all material respects in accordance with all applicable Laws. To Seller’s Knowledge, all water, sewer, gas, electric, and drainage facilities, are installed to the Leased Real Property, are connected pursuant to valid Permits to municipal or public or other utility services or proper drainage facilities, are operable in all material respects and are adequate to service the Leased Real Property in the operation of the PC Business consistent with its operation immediately prior to the Closing Date.

(vi)

All buildings, fixtures and improvements on the Leased Real Property used in the operation of the PC Business are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are being put, and are sufficient for the continued conduct of the PC Business after the Closing in substantially the same manner as conducted prior to the Closing.

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(n)	Customers and suppliers

(i)

Exhibit 13.1(n)(i) contains a list of the ten (10) largest customers of the PC Business as measured by the business revenue for each of fiscal year 2019 and fiscal year 2020 (Key Customers), in each case indicating the relevant business revenue. Except as set forth in Exhibit 13.1(n)(i), since January 1, 2020, no Key Customer has cancelled or otherwise modified in any material adverse manner the relationship of such Key Customer with Seller or any Seller Affiliate and there has not been any indication in writing or, to Seller’s Knowledge, orally that the Key Customers will materially reduce the scope of its business with Seller or any Seller Affiliate or, after Closing, the PC Business.

(ii)

Exhibit 13.1(n)(ii) contains a list of the five (5) largest suppliers of the PC Business as measured by the business revenue for each of fiscal year 2019 and fiscal year 2020, in each case indicating the relevant business revenue. Except as set forth in Exhibit 13.1(n)(ii), since January 1, 2020, no such supplier has cancelled or otherwise modified in any material adverse manner the relationship of such supplier with Seller or any Seller Affiliate and there has not been any indication in writing or, to Seller’s Knowledge, orally that such supplier will materially reduce the scope of its business with Seller or any Seller Affiliate or, after Closing, the PC Business.

(iii)

Except as is listed on Exhibit 13.1(n)(iii), the PC Business is not subject to any arrangement with any of the Key Customers, which (A) contains retrospective or future discounts or price reductions or other financial incentives; or (B) is loss making.

(o)	Compliance with Laws

(i)

Each of the Target Entities and, with respect to the PC Business, each of Seller and the Local Sellers is in material compliance with, and at all times within the last three (3) years has complied with, all Laws and is not, and has not within the last three (3) years been, in material violation of any Laws. None of the Target Entities and, with respect to the PC Business, none of Seller or any Local Seller has received any written or, to the Seller’s Knowledge, oral notices of suspected, potential or actual material violation with respect to any Laws.

(ii)

Each of the Target Entities and, with respect to the PC Business, each of Seller and the Local Sellers has at all times conducted its export, re-export, transfer and import transactions in accordance with (A) all applicable U.S. export, re-export, transfer and import Laws, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the U.S. Department of the Treasury Office of Foreign Assets Control and customs

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regulations maintained by the U.S. Department of Homeland Security (Customs and Border Protection), and (B) all other applicable import/export controls in other countries in which any of the Target Entities and, with respect to the PC Business, each of Seller and the Local Sellers conducts business.

(iii)

None of the Target Entities and, with respect to the PC Business, Seller and the Local Sellers, nor any employee or, to the Seller’s Knowledge, distributor, reseller, consultant, agent or other third party acting on behalf of any of the Target Entities, Seller and the Local Sellers, has provided, attempted to provide, or authorized the provision of anything of value (including payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any Person, including a “foreign official”, as defined by the United States Foreign Corrupt Practices Act, which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of: (A) obtaining or retaining business; (B) influencing any act or decision of a foreign government official in their official capacity; (C) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (D) directing business to another; or (E) securing any advantage in violation of the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act of 2010 or any other applicable anticorruption Law. None of the Target Entities and, with respect to the PC Business, Seller and the Local Sellers, nor any employee or, to the Seller’s Knowledge, agent of the Target Entities, Seller and the Local Sellers has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before-stated parties falsified any documents of any of the Target Entities, Seller and the Local Sellers. None of the Target Entities and, with respect to the PC Business, Seller and the Local Sellers has made any provisions to any Person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act of 2010 or any other applicable anticorruption Law. Each of the Target Entities and, with respect to the PC Business, Seller and the Local Sellers maintains sufficient internal controls and compliance programs to detect and prevent violations of anticorruption Laws. None of the Target Entities and, with respect to the PC Business, Seller and the Local Sellers has conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any Authority with respect to any

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alleged act or omission arising under or relating to any noncompliance with any anticorruption Law.

(p)	Tax matters

Except as set forth in Exhibit 13.1(p),

(i)

all Tax Returns of the Target Entities were in accordance with applicable Laws and were duly and timely filed and all material information which was required to be provided to the Fiscal Authorities was duly and timely provided, including the Tax Returns of the Seller in relation to any adjustments of input VAT deductions under section 15a UStG related to the German part of the PC Business sold under this Agreement;

(ii)

no investigations, tax audits, or other regulatory or judicial proceedings in connection with the Taxes of the Target Entities have been instituted by Fiscal Authorities have been threatened or announced;

(iii)

all Taxes of the Target Entities have been paid on their due dates whether shown on any Tax Return or not and for those Taxes that have not yet become due, appropriate reserves have been made in the Financial Information;

(iv)	the material books and other records of the Target Entities relating to Taxes that have to be maintained as of the Closing Date under mandatory Law have been properly maintained; and

(v)

none of the Target Entities has received any written Tax ruling or entered into or is currently under negotiations to enter into any agreement with the Fiscal Authorities and none of the Target Entities has been notified in writing by any Fiscal Authority that it is subject to Tax in any jurisdiction in which it has not filed Tax Returns.

(q)	Litigation

(i)

Except as set forth in Exhibit 13.1(q)(i), there are no proceedings, litigation or disputes in which any of the Target Entities or, with respect to the PC Business, Seller or any Local Seller is either directly or indirectly involved or which could, in some other manner, lead to a liability or other obligation (including by way of a third party recourse) on the part of the Target Entities or the PC Business, nor are there any proceedings, litigation or disputes pending, instituted, threatened or imminent or planned by Seller, any Local Seller or the Target Entities. In the last three (3) years prior to the Signing Date, only the proceedings, litigation or disputes disclosed in Exhibit 13.1(q)(i) were settled.

(ii)	There are no investigations or enquiries by criminal authorities which have been communicated to Target Entities or, with

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respect to the PC Business, Seller or any Local Seller in writing, and, to Seller’s Knowledge, no such proceedings, investigations or enquiries have been threatened against Target Entities or, with respect to the PC Business, Seller or any Local Seller.

(r)	Product liability

(i)

In the last three (3) years, none of the Target Entities or, with respect to the PC Business, Seller or the Local Sellers has produced, sold, otherwise distributed into the stream of commerce or provided for use to third parties, any products or performed services and other work in a manner that could lead to liability or other obligations under product liability, warranties or other legal grounds, and no such forms of liabilities or obligations exist.

(ii)

No third parties have in the last three (3) years made any claims in writing or, to Seller’s Knowledge, orally against any of the Target Entities or, with respect to the PC Business, Seller or the Local Sellers based on product liability, breach of warranty or other legal grounds in connection with the production, sale, distribution or licensing of Products.

(iii)

In the last three (3) years, none of the Target Entities or, with respect to the PC Business, Seller or the Local Sellers has voluntarily, or as a result of a legal obligation, recalled or removed from the market any product or has improved such product as part of a recall campaign or has issued a product warning to customers or consumers.

(s)	Public grants and subsidies

None of the Target Entities has ever received or applied for any public grants and subsidies, in particular any state aid within the meaning of Article 107 of the Treaty on the Functioning of the European Union (TFEU) or any other similar Law.

(t)	Insurance policies

(i)

The Target Entities or, with respect to the PC Business, Seller or the Local Sellers maintain in full force and effect all mandatory insurance policies, and insurance policies covering all risks which companies of similar size in a similar industry would customarily cover by insurance (including liability insurance for environmental hazards) and specifically in the same scope with respect to insured risks and coverage amounts. The insurance contracts are valid, establish enforceable rights for Seller, the Local Sellers and the Target Entities and have not been substantially amended within the last six (6) months prior to the Closing Date.

(ii)	Exhibit 13.1(t) contains a list of all events which have occurred in the last three (3) years and which have entitled or entitle any

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of the Target Entities or, with respect to the PC Business, Seller or the Local Sellers to any insurance benefits under insurance policies benefitting the PC Business.

(u)	Information Technology

(i)	The material Information Technology used by the Target Entities is either owned, leased or otherwise legitimately used by the Target Entities.

(ii)

In the last three (3) years prior to the Signing Date, there were neither failures in the Information Technology nor data losses that had or have a material adverse financial effect on the PC Business, nor does, to Seller’s Knowledge, the Information Technology have any defects which could have those types of effects.

(iii)

In the last three (3) years prior to the Signing Date, the Target Entities and, with respect to the PC Business, Seller and the Local Sellers have not experienced any data breaches or incidents that had a material adverse financial effect on the PC Business. Seller, the Local Sellers and the Target Entities have taken all measures considered customary in the industry (including, but not limited to, in relation to off-site working where applicable as well as including an appropriate back-up systems) in order to prevent unauthorized access to and to secure the Information Technology or the data of the PC Business and the Target Entities.

(v)	No brokerage fees

(i)

As at the Signing Date and the Closing Date, except as set forth in Exhibit 13.1(v)(i), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction that any of the Target Entities, or, on behalf of the Target Entities, Purchaser or any Purchaser Affiliate is obliged to pay.

(ii)

As at the Signing Date and the Closing Date, except as set forth in Exhibit 13.1(v)(ii), no Business Employee was granted, promised or otherwise given the prospect of a payment or other non-cash benefit in connection with the initiation, conclusion or consummation of this Agreement.

13.2	Seller’s Knowledge

Seller’s Knowledge shall mean the actual knowledge of the individuals listed in Exhibit 13.2-1 and the knowledge such individuals could have been obtained after due inquiry and reasonable investigation of the relevant facts. In order to fulfill the aforementioned obligation to perform due inquiry and reasonable investigation of the relevant facts, the individuals listed in Exhibit 13.2-1 will review and discuss the final version of the representations contained in Section 13.1 (Representations) together with the relevant Exhibits (Disclosure

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Schedules) with the individuals listed in Exhibit 13.2-2 and confirm to the best of their actual knowledge that the Representations subject to the Disclosure Schedules are true and correct as of the Signing Date.

13.3	No other representations

No representations are given by Seller other than those in this Section 13, neither express, tacit nor by implication. Purchaser agrees to purchase the PC Business in the condition in which it is and will be at the Closing, without reliance upon any express, tacit or implied representations, warranties or guarantees of any nature made by or on behalf of or imputed to Seller, except for the representations, indemnities, covenants or other undertakings made by Seller in this Agreement.

14.	Representations of Purchaser

14.1	Representations

Purchaser hereby represents to Seller that the statements in this Section 14.1 are correct as of the Signing Date and, where indicated, as of the Closing Date, whereby it is understood by the Parties that the representations shall neither constitute a quality agreement (Beschaffenheitsvereinbarung) within the meaning of section 434 (1) BGB, nor a warranty of condition (Beschaffenheitsgarantie) within the meaning of section 444 BGB, but a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis).

(a)	Legal status of Purchaser and Purchaser Guarantor

As at the Signing Date and the Closing Date, Purchaser is duly incorporated and validly existing under the Laws of Germany and Purchaser Guarantor is duly incorporated and validly existing under the Laws of Switzerland and each of them has the capacity to execute this Agreement and to perform its obligations thereunder. As at the Signing Date and the Closing Date, no bankruptcy proceedings have been opened over Purchaser’s or Purchaser Guarantor’s assets or have, to Purchaser’s Knowledge, been applied for, and, to Purchaser’s Knowledge, no circumstances exist (i) which would require the application for any bankruptcy proceedings, or (ii) could justify the voidance of this Agreement or any of the agreements contemplated by this Agreement pursuant to any applicable bankruptcy Laws.

(b)	Enforceability; no violation

(i)

As at the Signing Date and the Closing Date, this Agreement constitutes a legal, valid, and binding obligation of Purchaser and Purchaser Guarantor, enforceable against Purchaser and Purchaser Guarantor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

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(ii)

As at the Signing Date and the Closing Date, the execution and consummation of this Agreement and the performance of the transactions contemplated hereunder will not violate any judicial or governmental order to which Purchaser or Purchaser Guarantor is bound, any provision of Purchaser’s or Purchaser Guarantor’s articles of association or any legally effective resolution of Purchaser’s or Purchaser Guarantor’s management or shareholder.

(c)	Due diligence

Purchaser was provided with the opportunity to conduct a comprehensive financial, HR, pension, legal, tax, environmental and business due diligence review of the PC Business. Such due diligence review included the opportunity to ask questions, conduct site visits, expert interviews and to review and request documents relating to the PC Business. Purchaser and its professional advisors are sufficiently experienced in the line of business of the PC Business and have known which questions to ask and which documents to request. All questions asked by Purchaser or its professional advisors were answered, and all documents requested by Purchaser or its professional advisors were provided, in each case to Purchaser’s and its professional advisors’ reasonable satisfaction. The decision of Purchaser to acquire the PC Business and to enter into this Agreement is not based on any promises, commitments, expectations raised or other assessment provided by or on behalf of Seller, other than the representations of Seller in this Agreement.

(d)	W&I Insurance

Purchaser has taken out a warranties and indemnities insurance in relation to this Transaction (W&I Insurance) and the W&I Insurance is working on a non-recourse basis such that there will not be any subrogation of claims of Purchaser against Seller to the Insurer except in respect of claims of Purchaser against Seller pursuant to this Agreement that are based on willful deceit (arglistige Täuschung) or intentional breach of contract (vorsätzliche Vertragsverletzung).

14.2	Purchaser’s Knowledge

Purchaser’s Knowledge shall mean the actual knowledge of the relevant facts by any of the individuals listed in Exhibit 14.2.

14.3	No other representations

No representations are given by Purchaser other than those in Section 14.1, neither express, tacit or by implication.

15.	Period between signing of this Agreement and Closing

15.1	No Leakage

(a)	Seller will ensure that if:

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(i)	there has been any Leakage since the Locked Box Date or there is any Leakage between the Locked Box Date and Closing (the Pre-Closing Period); or

(ii)	any arrangement or agreement has been made or is made that has resulted in any Leakage since Locked Box Date or will result in any Leakage during the Pre-Closing Period,

then Seller shall, subject to Section 15.1(b), following Closing, pay to Purchaser on demand a sum equal to the amount of such Leakage.

(b)	For the purposes of Section 15.1(a), the amount of any Leakage shall:

(i)

not include any amount in respect of VAT which is recoverable by repayment or credit by a Target Entity or by the representative member of any group for VAT purposes of which the relevant Target Entity is a member; and

(ii)

be calculated net of any relief available to a Target Company or Purchaser as a result of the Leakage or the matter giving rise to it, including in respect of any Tax arising as referred to in lit. (i) above.

(c)

The liability of Seller pursuant to this Section 15.1 shall terminate on the date falling three (3) months after the Closing Date, unless before that date Purchaser has notified Seller by Notice of the occurrence of specific Leakage (Leakage Notice), setting out the amount of such Leakage together with reasonable evidence thereof. Any such Leakage claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn six (6) months after the Leakage Notice is given, unless legal proceedings in respect of it have been filed by Purchaser. No new Leakage claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Leakage claim. Section 203 of the German Civil Code shall not apply to the liability of Seller pursuant to Section 15.1.

15.2	Conduct of Business

Except for the measures and transactions provided for or reflected in this Agreement or in Exhibit 15.2, between the signing of this Agreement and the Closing Date, Seller, the Local Sellers and the Target Entities shall (i) conduct the PC Business in all material respects in the ordinary course of business consistent with past practice (ii) preserve and maintain intact the current organization of the PC Business and preserve and maintain the rights, goodwill and relationships of their employees, customers, distributors, lenders, suppliers, regulators and others having business relationships with the PC Business; (iii) maintain Finished Products at levels consistent with past practice and (iv) only in relation to the PC Business, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) not

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(a)

grant to any third parties any exclusive licenses in any Sold IP Rights or enter into any other Contracts that would materially restrict the use of any Sold IP Rights for Purchaser or any Local Purchaser;

(b)	terminate or waive any claims or rights under any Material Contract, in each case outside the ordinary course of business;

(c)	enter outside the ordinary course of business into any new Contracts which would qualify as a Material Contract;

(d)	cause any of the Target Entities to:

(i)	modify, amend or change its organizational documents;

(ii)	pay or declare any dividend, distribution or comparable return of capital to Seller;

(iii)

increase or reduce its share capital or issue or transfer shares or agree to take such actions or grant or sell any subscription rights, options or other rights to receive shares or otherwise agree to take such actions;

(iv)	form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any entity or division thereof;

(v)	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Target Entity;

(e)

make any individual salary increases or enter into any new collective payment obligations to any Business Employees except for (i) measures which are provided for by collective bargaining agreements existing prior to the Signing Date or references to such collective bargaining agreements in the relevant individual employment contracts, (ii) increases which have already been agreed upon or announced prior to the Signing Date and do not exceed three percent (3%) of the respective salary amount;

(f)	enter into any collective bargaining agreement;

(g)	enter into, terminate or modify any employment agreements;

(h)	pledge, assign, create a security interest in, or otherwise encumber, any Sold Assets, Sold Contracts, Shared Contracts or any asset of the Target Entities, except in the ordinary course of business;

(i)

sell, lease, transfer, purchase, or undertake to do any of the foregoing in relation to any Sold Assets, Sold Contracts, Shared Contracts or any asset of the Target Entities having a value of more than EUR 100,000 (in words: Euro one hundred thousand) in the individual case, except for the sale or purchase which is done in the ordinary course of business;

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(j)	waive or settle any liabilities or other obligations in an amount of more than EUR 100,000 (in words: Euro one hundred thousand);

(k)	modify its research and development, purchasing, sales, marketing or pension policies;

(l)	enter into, materially amend, terminate or cancel any Employee Benefit Plan, except in the ordinary course of business;

(m)	make or agree to make any capital expenditure or commitment exceeding EUR 100,000 (in words: Euro one hundred thousand);

(n)

commence, waive, release, assign or settle any proceedings, litigation or dispute or threat of any proceedings, litigation or dispute involving or relating to the PC Business or by or against any Target Entity or relating to any of the Target Entities’ properties or assets;

(o)	fail to maintain insurance over the Sold Assets or the assets of the Target Entities;

(p)	build up or reduce Finished Products in a manner or to an extent inconsistent with prior business practice; or

(q)

make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes (if such Tax election or adoption or change of accounting method leads to a Tax effect exceeding EUR 25,000 (in words: Euro twenty-five thousand), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any transaction giving rise to material deferred taxable gain or loss exceeding EUR 25,000 (in words: Euro twenty-five thousand), enter into any Tax sharing or similar Contract or arrangement, surrender a right to a credit or refund of any Tax, amend any Tax Return (unless reasonably required under mandatory law) or file any income Tax Return (including any estimated Tax Return) or other material Tax Return, in each case not in line with mandatory law or past practice.

15.3	Excused conduct and deemed consent

(a)

Section 15.2 shall not restrict or prevent any act or conduct which (i) Seller, Local Seller or a Target Entity is required to take, or omit to take, as a result of, or in order to comply with mandatory Law or its obligations under this Agreement or (ii) constitutes the completion or performance of any obligation of the PC Business pursuant to any Contract entered into in the ordinary course of business by Seller, Local Seller or a Target Entity prior to the Signing Date.

(b)

If circumstances require immediate action by Seller, a Local Seller or a Target Entity to prevent material irreparable damage to the PC Business, and Seller, a Local Seller or a Target Entity is not reasonably able to timely request the consent of Purchaser or await a response from Purchaser to such request, no such consent shall be required, provided

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that Seller shall inform Purchaser thereof as soon as reasonably practicable thereafter by Notice.

(c)	If Purchaser fails to provide its approval or refusal by Notice within ten (10) Business Days following a request presented to the Purchaser by Notice, Purchaser’s approval shall be deemed given.

(d)

Notwithstanding the above, in the event there is any ambiguity in regard to whether Seller shall be required to obtain Purchaser’s consent pursuant to Section 15.2, then, in such instance, Seller shall be required to seek Purchaser’s consent.

15.4	Repayment of Schülke Italy Loan

Schülke Italy has granted a loan in the principal amount of EUR 300,000 (in words: Euro three hundred thousand) to Seller’s sole shareholder HoneyBucket BidCo GmbH on 17 July 2020 (the Schülke Italy Loan). Seller hereby commits to repay, or have HoneyBucket BidCo GmbH repay, the Schülke Italy Loan in full (including accrued interest) prior to the Closing Date. Seller shall indemnify and hold harmless Purchaser Indemnitees from and against any obligation or liability associated with or arising from the Schülke Italy Loan.

15.5	Finished Products

(a)

At the latest three (3) Business Days prior to the Closing Date, Seller shall specify the total quantities of Finished Products pursuant to Section 3.2(j) to be transferred from Seller and the Local Sellers to Purchaser and Local Purchasers at Closing (the Closing Finished Products) and the total value of the Closing Finished Products (Closing Finished Products Value) and notify both to Purchaser by way of a Notice. For the avoidance of doubt, the Closing Finished Products shall not include any Finished Products retained by Seller or the Local Sellers pursuant to Section 3.3(j).

(b)	The Closing Finished Products Value shall be the costs of goods sold (COGS) per Finished Product as set forth in Exhibit 15.5(b) multiplied with the quantities of relevant Closing Finished Products.

(c)	If the Closing Finished Products Value

(i)

exceeds EUR 6,500,000 (in words: Euro six million five hundred thousand) (the Target Value), the relevant Euro-for-Euro surplus amount (the Surplus Amount) shall be added to the Preliminary Purchase Price to calculate the Closing Payment Amount as shown in Section 11.4(a); and

(ii)

falls short of the Target Value, the relevant Euro-for-Euro shortfall amount (Shortfall Amount) shall be deducted from the Preliminary Purchase Price to calculate the Closing Payment Amount as shown in Section 11.4(a).

(d)	The Closing Finished Products in possession of Seller shall be handed over to Purchaser pursuant to Section 3.4 and the Closing Finished

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Products in possession of a Local Seller shall be handed over to the Purchaser or Local Purchaser, as the case may be, as provided for in the relevant Local STA.

(e)

If Purchaser discovers within twenty (20) Business Days after Closing that the quantities of Finished Products actually handed over at Closing (Actual Finished Products) deviated from the Closing Finished Products, Purchaser shall notify Seller by way of a Notice (Deviation Notice) of the total value of the Actual Finished Products calculated in line with Section 15.5(b) (the Actual Finished Products Value), the deviation amount between Actual Finished Products Value and Closing Finished Products Value (the Notified Deviation Amount) and provide supporting documentation.

(i)

If Seller accepts the Actual Finished Products Value as notified by Purchaser, Seller shall notify Purchaser accordingly within twenty (20) Business Days following receipt of the Deviation Notice by way of a Notice (Acceptance Notice). In such case, the Notified Deviation Amount shall (A) become final and binding between the Parties (Final Deviation Amount) and (B) be paid from Seller to Purchaser or from Purchaser to Seller, as the case may be, within ten (10) Business Days after submission of the Acceptance Notice.

(ii)

If Seller rejects the Actual Finished Products Value as notified by Purchaser, Sections 11.3(b)(iii) through 11.3(b)(v) shall apply mutatis mutandis to the determination of the Final Deviation Amount and the Final Deviation Amount shall in such case be paid in accordance with Section 15.5(e)(i)(B) after determination by the Independent Expert.

15.6	W&I Insurance bring-down

Seller shall review immediately prior to the Closing Date, but no earlier than one (1) Business Day before the Closing Date, the representations in Section 13.1 and the Taxes to be indemnified by Seller pursuant to this Agreement (W&I Indemnified Matters) in order to identify any facts or circumstances that could render W&I Indemnified Matters that were held to be true and correct as of the Signing Date to be no longer true and correct on the Closing Date (Bring-Down of Disclosures). Seller shall disclose the results of the Bring-Down of Disclosures to Purchaser and the insurer of the W&I Insurance substantially in the form attached hereto as Exhibit 15.6. Any disclosures in the Bring-Down of Disclosures shall qualify the W&I Indemnified Matters to which the disclosed facts or circumstances relate and relieve Seller from any liability for a breach of the respective W&I Indemnified Matters resulting from the disclosed facts or circumstances except for those matters which are required to be true and correct as of the Closing Date in accordance with this Agreement.

15.7	Carveout Businesses

Between the Signing Date and the Closing Date, Seller will take all actions necessary to carveout the Carveout Businesses from the applicable Target

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Entities. Seller shall indemnify and hold harmless Purchaser, the Target Entities and any other Seller Affiliates, as the case may be, from any obligations arising from the carveout of the Carveout Businesses.

16.	Remedies for breach

16.1	Breach by Seller

(a)

In the event of (i) a breach by Seller of a representation in Section 13.1 or an undertaking or covenant in Section 15 (each a Breach) or (ii) a claim under Sections 11.5(b)(ii) sentence 1 or 11.5(b)(iii), Seller shall put any Purchaser Indemnitee into the same position which any Purchaser Indemnitee would be in if the Breach had not occurred (Restitution in Kind - Naturalrestitution). If the Breach results from the existence of a liability, then any Purchaser Indemnitee ’s right to request Restitution in Kind shall include the right to full indemnification from such liability.

(b)

To the extent such Restitution in Kind is impossible or insufficient, Seller shall pay monetary damages (Schadensersatz in Geld). If Restitution in Kind is fully impossible, then such monetary damages shall replace the remedy of Restitution in Kind. Otherwise, such monetary damages shall be owed as a supplement to the Restitution in Kind.

(c)

If and to the extent that Seller fails to provide the requested Restitution in Kind within one (1) month after Purchaser informed it of the Breach by a Notice, any Purchaser Indemnitee, in its absolute discretion, in whole or in part and in lieu of its right to demand Restitution in Kind, shall have the right to request the payment of monetary damages in such amount as would be necessary to achieve the same effect as a Restitution in Kind (direkter Schadensersatz) and reasonably foreseeable indirect or consequential damages (mittelbare Schäden oder Folgeschäden) as well as loss of revenue or profits (entgangener Umsatz oder Gewinn), provided that loss of revenue or profits shall only be compensated for if such loss of revenue or profits is resulting from any Breach of a representation in Section 13.1(c) through 13.1(f), Sections 13.1(h) through 13.1(i) and Sections 13.1(k) through 13.1(u) (collectively Damage). Damage shall not include (i) all other indirect and consequential damages, damages to goodwill or reputation, (ii) any loss of revenue or profits not covered by the preceding sentence or (iii) any internal costs and expenses incurred by any Purchaser Indemnitee. This applies regardless of whether Seller was at fault for the relevant breach or nonfulfillment.

(d)

Any benefits actually received by any Purchaser Indemnitee as a result of the Breach (including any actual cash Tax benefits realized in the year of such Breach) shall be netted against the Damage (Vorteilsanrechnung).

(e)	Any Damage shall not be recoverable more than once. In particular, if one and the same set of facts (Sachverhalt) qualifies under more than

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one provision entitling any Purchaser Indemnitee to a claim under this Agreement, there shall be one claim only.

(f)

Any Damage based on a representation in Section 13.1(c) through 13.1(f), Sections 13.1(h) through 13.1(i) and Sections 13.1(k) through 13.1(u) shall immediately and solely be asserted against the insurer of the W&I Insurance and remedied by monetary damages without prior recourse to Restitution in Kind.

16.2	Breach Notice; Investigation of Breach

(a)

If after the Closing Date any Purchaser Indemnitee becomes aware of any circumstances which indicate that there has been a Breach, such Purchaser Indemnitee shall notify Seller by Notice within ten (10) Business Days thereof (the Breach Notice). The Breach Notice shall state in reasonable detail the nature of the potential Breach and the amount of potential Damage resulting therefrom if and to the extent that such Damage can be determined at the time the Breach Notice is given.

(b)

Following the Closing, Purchaser shall procure that Seller is provided with all reasonably requested information, documentation and assistance which Seller requires in order to determine the extent, if any, to which a Breach with respect to a representation referred to in Section 17.3(b) and notified in the Breach Notice has occurred; provided that Purchaser shall not be required to comply with this Section 16.2(b) to the extent that the provision of such information, documentation and assistance would breach any Law or confidentiality or contractual obligations or which would waive any type of legal privilege.

(c)

For the avoidance of doubt, should any Purchaser Indemnitee fail to comply with the obligations under lit. (a), the liability of Seller shall not be excluded, but shall be reduced to the extent Damage, if any, resulted from such violation of obligation.

16.3	Third-Party Claims

(a)

If after Closing any Purchaser Indemnitee receives any written claim, writ of demand, complaint, notice, investigation, inquiry or equivalent communication from any third party, including any Authority, (each a Third-Party Claim), which could be related to a Breach, such Purchaser Indemnitee shall provide, and shall procure that the other relevant Purchaser Affiliates provide, Seller (i) together with the Breach Notice with a copy of the relevant document reflecting the Third-Party Claim, and (ii) Seller with (A) any written and electronic documents, books, records, notes, other materials, data and other information (with the right to make copies), and (B) access to any Representatives (with the right to interview) of any Purchaser Indemnitee, in each case as reasonably required by Seller for the purpose of evaluating the Third-Party Claim and its potential consequences and whether and to what extent there might be any claims of any Purchaser Indemnitee in relation to the Third-Party Claim under this Agreement.

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(b)

A Purchaser Indemnitee shall (i) involve Seller in the defense against any such action if and to the extent such Purchaser Indemnitee, in its sole discretion considers that such involvement would be useful in defending the Third-Party Claim, (ii) take Seller’s reasonable reputational and business interests into consideration when defending the Third-Party Claim and (iii) keep Seller informed about the Third-Party Claim if it involves any customer or supplier of the PC Business that is also a customer or supplier of Seller. In particular, a Purchaser Indemnitee shall give Seller an opportunity to assess the relevant circumstance from a factual and legal viewpoint. If and to the extent Seller takes any action with respect to such Third-Party Claim, it shall comply with any direction given by any Purchaser Indemnitee.

(c)	Section 16.2(b) shall apply mutatis mutandis.

16.4	Breach of representations of Purchaser

In the event of any breach of any representation in Section 14 or any covenant of Purchaser under this Agreement, Purchaser shall put Seller and any other relevant Seller Indemnitee into the same economic condition which they would be in if the breach had not occurred.

16.5	Exclusion of other remedies

The Parties are in agreement that, except for any claims for specific performance under this Agreement (i) the remedies provided for in this Agreement shall be the exclusive remedies available to any Purchaser Indemnitee in relation to the legal and factual status, quantity and quality of the PC Business and any assets, liabilities, Contracts and employees relating thereto and (ii) any (A) right to rescind (zurücktreten) from this Agreement or to require the unwinding of the transactions contemplated therein (e.g. by way of großer Schadenersatz or Schadenersatz statt der Leistung), (B) claim for defects of the purchase object under sections 437 through 441 BGB, (C) claim for breach of pre-contractual obligations (culpa in contrahendo, sections 241 (2), 311 (2) (3) BGB) and (D) claim for frustration of contract pursuant to section 313 BGB (Störung der Geschäftsgrundlage), are hereby excluded, save for any remedies based on willful deceit (arglistige Täuschung) or intentional breach of contract (vorsätzliche Vertragsverletzung). The Parties agree that for the purpose of determining whether Seller has acted willfully or intentionally, only the knowledge and action of the persons listed in Exhibit 13.2 shall be attributed to Seller but not the knowledge and actions of any other persons.

17.	Limitations of Seller’s liability

17.1	General limitations

A Purchaser Indemnitee shall not have a claim against Seller under or in connection with a Breach if and to the extent that:

(a)

the matter giving rise to the relevant claim is reflected in the Financial Information as a specific accrual or provision; provided that, if the claim is for an amount in excess of the specific accrual or provision, then a

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Purchaser Indemnitee may recover the amount in excess of such specific accrual or provision;

(b)

in case of a claim for a Breach by Seller of the representations in Section 13.1, facts and circumstances giving rise to a claim (i) are reflected in this Agreement, including any Exhibits thereto, (ii) have been disclosed in a reasonable and fair manner in the documents (A) contained in the Data Room at the latest on 17 January 2021, 9:49 EST/15:49 CET and which are listed in the data room index attached as Exhibit 17.1(b) and (B) attached to the email sent by lawyers of Freshfields Bruckhaus Deringer Partnerschaftsgesellschaft PartG mbB to lawyers of Squire Patton Boggs (US) LLP on 18 January 2021, 5:08 EST/11:08 CET or (iii) were known by Purchaser or a Purchaser Affiliate or any of its or their Representatives as a result of the information made available via the Q&A tool of the Data Room at the latest on 17 January 2021, 9:49 EST/15:49 CET; provided that a USB drive or similar electronic data carrier with such documents and information (except for the documents referred to in lit. (ii)(B) above), as confirmed by Intralinks is shipped to the Purchaser at the latest five (5) Business Days after the Signing Date;

(c)	the amount claimed is recovered by any Purchaser Indemnitee from a third party, including under an insurance policy (except for any claims covered under by the W&I Insurance);

(d)	the circumstances constituting the Breach or the Damage were caused or aggravated by the fact that any Purchaser Indemnitee failed to take the necessary steps to avoid or mitigate the Damage; or

(e)	the claim results from or is increased by the passing of, or any change in, any Law or administrative practice of any Authority after the Signing Date.

17.2	Minimum amounts of liability

(a)

Seller shall be liable to Purchaser for any Breach of an undertaking or covenant in Section 15 only if the relevant individual claim (which shall include a series of damages resulting from identical or similar sources (Serienschäden)) exceeds EUR 25,000 (in words: Euro twenty-five thousand).

(b)

The liability limitations set forth in Section 17.2(a) shall not apply to claims based on (i) willful deceit (arglistige Täuschung) or intentional breach of contract (vorsätzliche Vertragsverletzung) and (ii) a Breach of a representation under Section 13.1.

17.3	Maximum amount of liability

(a)

The aggregate liability of Seller to any Purchaser Indemnitee under this Agreement for a Breach of a representation in Sections 13.1(c) through 13.1(f), Sections 13.1(h) through 13.1(i) and Sections 13.1(k) through 13.1(u) and claims of the Purchaser under Sections 11.5(b)(ii) sentence 1 and 11.5(b)(iii) shall be limited to EUR 1.00 (in words: Euro one).

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(b)

The aggregate liability of Seller to Purchaser under this Agreement for a Breach of a representation in Sections 13.1(a), 13.1(b), 13.1(g), 13.1(j) or 13.1(v) or an undertaking or covenant in Section 15 or a claim under Section 18 shall be limited to the Purchase Price.

(c)

A Purchaser Indemnitee shall in any case be obliged to first pursue any claim under or in connection with this Agreement against the insurer under the W&I Insurance up to the limit under the W&I Insurance. The liability limitations set forth in Sections 17.3(a) and 17.3(b) shall not apply to claims based on willful deceit (arglistige Täuschung) or intentional breach of contract (vorsätzliche Vertragsverletzung).

17.4	Time limitations

Any claims of any Purchaser Indemnitee for a Breach shall, subject to Section 15.1(c), be time-barred (verjährt) with the expiration of twenty-four (24) months from the Closing Date. Other claims of the Parties under or in connection with this Agreement, including claims of Purchaser for a Breach based on willful deceit (arglistige Täuschung) or intentional breach of contract (vorsätzliche Vertragsverletzung), shall, subject to Sections 11.5(e) and 18.5(a), be time-barred in accordance with the provisions of the BGB. Section 203 BGB shall not apply.

17.5	Purchaser’s Knowledge

The provisions of and legal principles contained in Section 442 BGB and Section 377 HGB shall not apply.

18.	Tax Indemnity; Tax Covenants

18.1	Definition

Tax(es) within the meaning of this Agreement shall mean all (i) taxes (Steuern), (ii) fees (Gebühren), (iii) customs duties (Zölle), (iv) contributions (Beiträge), including, but not limited to, social security contributions (Sozialversicherungsbeiträge) and (v) other public charges (öffentlich rechtliche Abgaben), in cases (ii), (iv) and (v) all in the nature of a tax, which are levied by federal, state, or local tax authorities or equivalent foreign government agencies or by another sovereign entity (collectively the Fiscal Authorities) or which are owed pursuant to any legal provision. Taxes are also deemed to include all payments made or to be made as tax indemnitor (Haftungsschuldner), payments based on trade tax and VAT cost sharing contracts (Gewerbesteuer- und Umsatzsteuerumlageverträge) or similar agreements, as well as all incidental tax charges (steuerliche Nebenleistungen) such as interest, cost and tax surcharges as well as any penalties (Straf- und Bußgelder) in connection with taxes which are owed by applicable Law or imposed by the Fiscal Authorities. Also deemed to be Taxes are specifically all taxes and incidental tax payments within the meaning of Section 3 AO and equivalent provisions under applicable foreign Law.

18.2	Indemnity

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(a)	Seller shall indemnify and hold harmless any Purchaser Indemnitee from and against:

(A)

any Taxes relating to the PC Business and the period until and including the Closing Date payable by a Purchaser Indemnitee following Closing as a secondary liability for a Tax primarily owed by the Seller or a Local Seller, as the case may be, under section 75 AO or similar statutory provisions under applicable Law (a Secondary Tax Liability);

(B)

all Taxes (i) which are levied against the Purchaser, a Purchaser Affiliate or a Target Entity and (ii) which relate to a Target Entity and are attributable to the period up to and including the Locked Box Date or (but only as regards Tax matters other than Special Tax Matters) which result from activities occurring on or before the Locked Box Date (a Pre-Locked Box Date Tax).

but only if and to the extent that

(i)

neither the Purchaser nor any of the Target Entities are or were entitled to any kind of recovery (including from the W&I Insurance) with respect to the respective Pre-Locked Box Date Tax against a third party; and

(ii)

regarding the indemnification under (B), the Pre-Locked Box Date Tax is not caused by any amendment of a Tax Return, the exercise of a Tax election right or any other measure taken or initiated by the Purchaser or Purchaser’s request by a Target Entity with retroactive effect for Tax purposes; and

(iii)

regarding the indemnification under (B), the Pre-Locked Box Date Tax or the circumstances triggering such Pre-Locked Box Date Tax have not led to a Tax advantage caused by reciprocal effects (Wechselwirkungen) related to periods after the Locked Box Date and occurring at the tier of a Target Entity or at the tier of the Purchaser or Purchaser’s Affiliate; such Tax advantage shall be calculated on a lump-sum basis taking into account the applicable Tax rate as of the Locked Box Date, the period over which the Tax advantage will reasonably likely materialize after the Locked Box Date and a discount factor of two (2) percent p.a.; and

(iv)

regarding the indemnification under (B), to the extent the Tax does not arise or is not increased as a result of a Tax Law enacted by any applicable legislative Authority after the Locked Box Date that has retroactive effect on or prior to the Locked Box Date; and

(v)	regarding the indemnification under (B), the amount of the Pre-Locked Box Date Tax that is paid by a Target Entity after the

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Locked Box Date and that is not already excluded under any provision of this Section 18.2(a) above to the extent it exceeds reasonably identifiable amounts in the Actual Target Entities Net Debt or the Actual Closing Date Liabilities and that has reduced the Purchase Price under Section 11.3 above; and

(vi)

regarding the indemnification under (A), as regards a Secondary Tax Liability only if such Tax could have also been assessed had the Purchaser complied within a reasonable time with registration duties such as contained in section 138 AO or similar provisions.

For the avoidance of doubt, a claim under this Section 18.2(a) shall not include the reduction of Tax losses or other Tax attributes or deferred Taxes.

(b)

A claim pursuant to Section 18.2(a) shall become due and payable ten (10) Business Days after the Seller has been notified in writing by the Purchaser about the payment obligation, the underlying facts in reasonable detail and has received a copy of the underlying Tax assessment or payment order of the Fiscal Authority, but in no case earlier than five (5) Business Days before the Tax to be indemnified is due and payable to the Fiscal Authority.

(c)

If the Tax underlying the claim pursuant to Section 18.2(a) is subsequently reduced, the difference between the higher payment on the claim pursuant to this Section 18.2(a) and the lower Tax amount shall be reimbursed by the Purchaser to the Seller, plus all interests on such difference, within ten Business Days upon receipt of the reduction (cash, set-off or otherwise). Section 18.3(b) shall apply mutatis mutandis.

18.3	Tax Refunds

(a)	The Purchaser shall pay to the Seller an amount equal to:

(i)

any (re-)payment of Taxes that are related to a Special Tax Matter which are attributable to the period up to and including the Locked Box Date made by a Fiscal Authority (a Pre-Locked Box Date Tax Refund) received (including by way of set-off or Tax credit actually realized) by a Target Entity after the Locked Box Date unless and to the extent such Tax Refund has been recognised as a Tax claim in the Actual Target Entities Net Debt and has increased the Purchase Price reduced by the amount of any Tax liabilities or reasonable out-of-pocket costs paid or incurred by a Target Entity, the Purchaser, or a Purchaser Affiliate resulting from any such Tax Refund; and

(ii)

any reasonably identifiable amounts in the Actual Target Entities Net Debt or the Actual Closing Date Liabilities (to the extent such amount has reduced the Purchase Price under Section 11.3 above) and to the extent such amount exceeds the actual Tax

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charge finally expected for any one Target Entity, in each case if and to the extent such amounts relate to a Special Tax Matter.

(b)

The Purchaser shall, and shall procure that the Target Entities will, notify the Seller in writing of the receipt of any Pre-Locked Box Date Tax Refund or any overstatement within the meaning of Section 18.3(a)(ii) promptly upon such receipt or occurrence.

(c)	Any amount payable to the Sellers pursuant to Section 18.3(a) shall be due and payable within ten (10) Business Days after the notifications pursuant to Section 18.3(b) should be made.

(d)

To the extent any Pre-Locked Box Date Tax Refund that was paid to the Seller pursuant to Section 18.3(a)(i) is subsequently disallowed or reduced, any such disallowed amount or reduction, including any Taxes, penalties or interest arising from the disallowance or reduction of such Pre-Locked Box Date Tax Refund, shall be paid by the Seller to the Purchaser within five (5) Business Days after notification of such disallowance or reduction by Purchaser to the Seller.

18.4	US Tax Matter

In relation to the Tax matter related to the distribution of proceeds from the sale of shares in Polykon Inc. in 2019 from schülke inc. to Seller (cf. Exhibit 13.1 (p) no. 1), Seller covenants that the respective withholding Tax is properly declared, reported, and paid to the applicable Fiscal Authorities as required and that it will indemnify schülke inc., Purchaser, and any other Purchaser Affiliate from any liabilities related to the distribution of such proceeds. For the avoidance of doubt, if and to the extent such payment is made prior to the Closing Date, no deduction item shall be recognized in the (Actual) Target Entities Net Debt, it being understood that in no event schülke inc., Purchaser, or any other Purchaser Affiliate shall be entitled to economically recover any such amounts more than once.

18.5	Limitations

(a)

Any claims of any Purchaser Indemnitee arising under Section 18 shall be time-barred on the later of (i) the expiry of a period of twelve (12) months after the Closing Date and (ii) the expiry of a period of twelve (12) months after the date of the final, non-appealable/non-amendable assessment (formell und materiell bestandskräftig) concerning the Tax in question. In any event, any claims of the Purchaser Indemnitee arising under Section 18 shall be time-barred seven (7) years after the Closing Date at the latest.

(b)

The Seller shall only be liable for any individual claim under this Section 18 (it being understood that each individual Tax assessment notice shall constitute an individual claim) if and to the extent the amount of its liability for such claim would (without this Section 18.5(b)) exceed EUR 10,000 (in words: Euro ten thousand) (in which case its liability for such claim will comprise the entire amount of such claim and not only the exceeding amount; the Tax De-minimis Claims).

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(c)

Other than claims in relation to a Tax matter listed in Exhibit 18.5(c) (Special Tax Matter), Seller shall be liable to the Purchaser Indemnitees under this Section 18 only if the aggregate amount of all claims under this Section 18 (excluding claims in relation to a Special Tax Matter and Tax De-minimis Claims and disregarding the exclusion under Section 18.2(a)(i) in relation to the W&I Insurance) exceeds an aggregate amount of EUR 10,000,000 (in words: Euro ten million); in case the aforementioned amount is exceeded, Purchaser Indemnitees shall only be entitled to claim the exceeding amount.

(d)

If and to the extent the Purchaser fails to comply with any obligation under Section 18.8, (i) and to the extent Seller is materially prejudiced by such non-compliance, Seller shall not be liable under this Section 18 unless the Purchaser proves that such non-compliance did reasonably not result in or increase the respective Tax and (ii) in cases other than (i) the Seller shall not be liable under this Section 18 if the Seller proves that such non-compliance reasonably resulted in or increased the respective Tax.

(e)

For the avoidance of doubt, the Parties agree that the limitations under this Agreement, in particular the limitations set forth in Section 16 and Section 17, shall not apply to any liability with respect to Taxes under this Section 18, except as set forth in Section 17.3 (b) (limitation to the Purchase Price).

18.6	Treatment of Indemnity Payments

For all Tax purposes, Seller and Purchaser shall treat, and shall cause their respective Affiliates to treat, all indemnity payments under this Agreement, as adjustments to the Purchase Price to the extent permitted under applicable Tax Law.

18.7	General Tax Provisions on Secondary Liability

(a)

The Seller is obliged, at its own expenses and costs, to initiate all necessary measures and actions in order to avoid that Purchaser is held secondary liable for Taxes of the Seller under Section 75 AO or similar statutory provisions under applicable Law, other than notifications and similar measures to be made by Purchaser (such as notification according to sec. 138 AO).

(b)

In the event that a Fiscal Authority nevertheless holds Purchaser liable for such secondary liability Taxes, Seller shall immediately on the respective demand of the Purchaser provide Purchaser with all information and documents reasonably requested by Purchaser for the Purchaser’s defense against the Tax liability claim of the Fiscal Authority.

(c)

All necessary and appropriate expenses and costs of a potential legal protection and all expenses and costs which Purchaser will incur due to a secondary liability under Section 75 AO or similar statutory provisions under applicable Law shall be borne by Seller.

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18.8	General Tax Provisions

(a)

Purchaser shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns for the Target Entities for all periods ending on or prior to the Locked Box Date that are filed after the Closing Date. Purchaser shall permit Seller to review and comment on each such Tax Returns described in the preceding sentence prior to filing, and Purchaser shall reasonably consider any changes requested by the Seller unless and to the extent a Special Tax Matter is concerned in which case the Tax Return shall be filed in line with Seller’s request. This procedure shall apply mutatis mutandis as regards the amendment of any Tax Return related to a period ending on or prior to the Locked Box Date. As regards the annual income Tax Returns of the Target Entities for fiscal year 2020 the Seller shall use reasonable efforts to obtain a prolongation of the filing deadline (if required) until after Closing.

(b)

Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for the Target Entities for periods beginning before and ending after the Locked Box Date. Any Taxes for such Tax period shall be the responsibility of Seller for any portion of the period prior to the Locked Box Date as provided for in Section 18.2(a)(B) and Purchaser shall be responsible for any Taxes for the period after the Locked Box Date for such Tax period. Purchaser shall permit Seller to review and comment on each such Tax Return described in the first sentence prior to filing, and Purchaser shall consider all such comments in good faith.

(c)	For purposes of this Agreement:

(i)

In the case of any gross receipts, income, sales, or similar Taxes that are payable with respect to a tax period beginning before and ending after the Locked Box Date, the portion of such Taxes allocable to (A) the period before the Locked Box Date and (B) the portion of period beginning on the day next succeeding the Locked Box Date shall be determined on the basis of a deemed closing at the end of the Locked Box Date of the books and records of the Target Entities.

(ii)

In the case of any Taxes (other than gross receipts, income, sales, or similar Taxes) that are payable with respect to a tax period beginning before and ending after the Locked Box Date, the portion of such Taxes allocable to the period before the Locked Box Date shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in such period through and including the Locked Box Date and the denominator of which is the number of days in the entire period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Locked Box Date (in which case Seller shall be responsible for any Taxes related thereto as provided for in Section 18.2(a)(B)) or

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occurring after the Locked Box Date (in which case, Purchaser shall be responsible for any Taxes related thereto).

(d)

Purchaser and Seller shall cooperate with each other (i) in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes of the Target Entities related to relevant periods and (ii) provide available information to the extent reasonably requested and helpful for the Tax affairs of either Party or their Affiliates. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and reasonably making their respective employees, outside consultants, and advisors (including, but not limited to, freight forwarders and advisors with respect to customs duties) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the PC Business and the Target Entities relating to any taxable period beginning before the Locked Box Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions of the statute of limitations) of the respective taxable periods, and to abide by all record retention agreements entered into with any Fiscal Authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other Parties so requests, Purchaser or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(e)

Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest; provided, however, that in the event such audit or proceeding relates to Taxes for which Seller may have to indemnify Purchaser and the Purchaser Indemnitees or may have a claim under this Section 18, (i) Purchaser and Seller shall cooperate in the conduct of any audit or proceeding relating to such period or relevant Tax and Purchaser shall keep Seller duly informed of the commencement of a Tax audit or other proceeding that may give rise to a claim under Section 18.2; this shall include the provision of any written correspondence, information requests of a Fiscal Authority or a court to the Seller without undue delay (unverzüglich), (ii) Purchaser and the Purchaser Indemnitees shall be entitled to be reimbursed for its reasonable external costs relating to such audit incurred with Seller’s consent, (iii) Seller shall have the right (but not the obligation) to participate in such audit or proceeding at Seller’s expense, (iv) the Purchaser shall cause the Target Entities to comply with any instructions given by Sellers (to the extent in line with mandatory law) in relation to any relevant proceeding, including the challenge and litigation of any Tax assessment and other decision of any Fiscal Authority or court, and

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the making of statements and provision of information to the Fiscal Authorities (which shall not be made without Seller’s consent not to be unreasonably withheld) (v) Purchaser shall not enter into any agreement with the relevant Fiscal Authority pertaining to such Taxes without the written consent of the Seller, which consent shall not unreasonably be withheld, and (vi) Purchaser may, without the written consent of the Seller, enter into such an agreement, provided that Purchaser shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification or other claim under this Agreement with respect to such Taxes.

19.	Transition of PC Business

19.1	General Post-Closing Cooperation

(a)

After the Closing, the Parties shall cooperate and assist each other in good faith (Treu und Glauben) as is necessary and appropriate to ensure a smooth transfer of the PC Business to Purchaser and the Local Purchasers.

(b)

Subject to the terms and conditions set forth in this Agreement, each of Seller and Purchaser shall use its reasonable best efforts to take, or cause to be taken by any Seller Affiliate and Purchaser Affiliate, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate and make effective the Transaction, including (i) to comply promptly with all legal requirements which may be imposed with respect to this Agreement and the Transaction (which actions shall include furnishing all information required by applicable Law in connection with approvals of, clearances or consents from or filings with any Authority), (ii) to obtain any consent, authorization or approval of, or any exemption by, any Authority or private third party required to be obtained by Seller or Purchaser or any Seller Affiliate or any Purchaser Affiliate in connection with the Transaction and (iii) to effect all necessary registrations and filings with the Authorities.

19.2	Transitional agreement

At Closing, Seller and Purchaser or a Purchaser Affiliate, as applicable, shall enter into

(a)

a contract manufacturing agreement providing for the manufacturing of Products for a certain time by Seller for a Purchaser Affiliate substantially in the form of the draft attached as Exhibit 19.2(a) (CMA); and

(b)

an agreement regarding certain transitional services to be provided by Seller and/or a Local Seller, as the case may be, to Purchaser or a Local Purchaser, as the case may be (Transitional Services Agreement); provided that, promptly following the signing of this Agreement, the Parties will in good faith discuss which types of transitional services are required and shall be provided by Seller and/or a Local Seller for a maximum period of nine (9) months following Closing and agree on the

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terms and conditions of the Transitional Services Agreement; provided further that the Parties acknowledge and agree that: (i) the costs for the transitional services shall be Seller’s direct costs, or based on market-standard rates (e.g. for the sublease under lit. (C) below), as the case may; and (ii) the transitional services shall, at a minimum, be required to include (A) access for Purchaser to the Non-Transferring Business Employees to obtain their relevant know-how relating to the PC Business; (B) IT services for the Transferring Business Employees located in Germany; and (C) access and usage rights for office space, lab and other common facilities in Norderstedt, Germany for the German 613a Business Employees located there.

19.3	Commercial agreements

At Closing, Seller and Purchaser or a Purchaser Affiliate, as applicable, shall enter into the following commercial agreements (together, the Commercial Agreements):

(a)	a licence agreement in relation to certain Split SENSIVA Trademarks substantially in the form of the draft attached as Exhibit 19.3(a) (Trademark License Agreement); and

(b)	an agreement regarding the future use of the “SENSIVA” trademarks substantially in form of the draft attached as Exhibit 19.3(b) (Delimitation Agreement).

19.4	Registrations of ownership change of Sold IP Rights; license

(a)

Seller and Seller Affiliates shall (i) without undue delay after the Closing Date hand over to Purchaser the registration certificates and related correspondence in the possession of Seller and Seller Affiliates regarding the Sold IP Rights required for prosecuting and maintaining the Sold IP Rights and (ii) sign and submit to Purchaser, in each case at Purchaser’s specific request, the registration forms necessary for the registration of the change of ownership of the Sold IP Rights in the relevant registers. The filing of the forms shall be effected and any costs for the transfer of the registrations shall be borne by Purchaser. To the extent that it becomes apparent that such registration is impracticable, because it would generate disproportionate costs, Purchaser may determine to waive such registration.

(b)	[INTENTIONALLY RESERVED.]

(c)

Seller and Seller Affiliates hereby grant to Purchaser a perpetual royalty-free license to use the IP Rights set forth on Exhibit 19.4(c) worldwide only for the use of the PC Business with the right to grant sublicenses only for such purpose to Purchaser Affiliates.

19.5	Transitory use of name

For a period of twelve (12) months after Closing, Seller hereby permits Purchaser and any Purchaser Affiliate (i) to sell any products received from Seller or any Seller Affiliates under the CMA and (ii) to use within the PC

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Business any technical, regulatory and commercial correspondence, books and records and other documentation and data, which in each case carry the names “Schülke & Mayr”, “S&M” or “SM”. This permission is given without granting any enforceable right in or to the names and without any express, tacit or implied representation, warranty or guarantee of any nature regarding the use of the names or the absence of any third-party rights. Purchaser shall, and shall procure that the Purchaser Affiliates will, after expiration of the twelve (12) months period terminate the use of the names and eliminate them from all books and records, other documentation and data of Purchaser or any Purchaser Affiliate. Purchaser shall indemnify Seller and Seller Indemnitees from and against any liability incurred by them as the result of the use of the names by Purchaser or any Purchaser Affiliate.

19.6	Permits for conducting PC Business

For the avoidance of doubt, any Permit required by Purchaser and the relevant Purchaser Affiliates in any relevant jurisdictions to carry out the PC Business, including producing, importing, marketing, distributing or otherwise commercializing any Products, are in the sole responsibility of Purchaser and the relevant Purchaser Affiliates without any responsibility of Seller and Seller Affiliates. Upon request of Purchaser, Seller or Local Seller shall provide appropriate support in obtaining Permits, which shall include, but not be limited to, providing all commercially reasonable information and data reasonably requested by Purchaser to enable Purchaser or any Purchaser Affiliate, as the case may be, to apply for the required Permits.

19.7	Business Data; Business relationships

(a)

Seller shall use best efforts to deliver to Purchaser the information set forth in Exhibit 19.7(a) (the Business Data) as soon as reasonably possible but in no event later than twenty (20) Business Days after the Signing Date. Seller and Purchaser will discuss and agree in good faith a format aligned with Purchaser’s request for the provision of the Business Data. Purchaser will use the Business Data to develop and construct its information technology system so that Purchaser can sell Products, fulfill orders and otherwise operate the PC Business in substantially the same manner as currently conducted from the day following the Closing Date. In addition, from and after the Signing Date, Seller will use commercially reasonable efforts to promptly provide Purchaser with any additional information Purchaser requests for such purposes. Further, from and after the Signing Date, Seller agrees to use commercially reasonable efforts to cooperate with and provide such assistance, information and access to the Leased Real Property, the Business Employees and information technology equipment located at the Leased Real Property to Purchaser as is reasonably necessary for Purchaser to establish standalone operations as of the Closing Date such that Purchaser can operate the Business in substantially the same manner as currently conducted from the day following the Closing Date; provided, however, that no such access (or related activities or investigations) shall unreasonably interfere with Seller’s or its Affiliates’ normal operations of their businesses, including the PC

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Business; provided, further, that all information received by Purchaser and given by or on behalf of Seller in connection with this Section 19.7 will be held by Purchaser as Proprietary Information pursuant Section 22 hereof; and provided, further, that Purchaser agrees to comply fully with all rules, regulations and instructions issued by Seller regarding Purchaser’s actions while upon, entering or leaving the Leased Real Property.

(b)

From and after the date hereof and in order to transition the PC Business to Purchaser and Purchaser Affiliates, Sellers shall, and shall cause Seller Affiliates to, without further consideration, advise suppliers, service providers, distributors, and customers of, and others having a business relationship with, the PC Business that the PC Business is being or has been sold and the Products are being manufactured, marketed, and sold by Purchaser and Purchaser Affiliates from and after the Closing Date (the content of any communications therewith to be subject to Purchaser’s consent, not to be unreasonably withheld) and to introduce Purchaser and Purchaser Affiliates to such Persons prior to the Closing as may be reasonably requested by Purchaser.

20.	Post-Closing Undertakings

20.1	Wrong Pocket

(a)

If at Closing any asset held by Seller or any Local Seller that relates exclusively or primarily to the PC Business (other than an Excluded Asset) is not transferred to Purchaser or any Local Purchaser as a result of the transactions carried out pursuant to this Agreement (a Forgotten Asset), Purchaser or Seller, as the case may be, may notify the other Party by Notice of the same at any time within eighteen (18) months following Closing. If such Notice is given, Seller shall, as soon as practicable, procure that such Forgotten Asset is transferred for no further consideration to Purchaser or a Local Purchaser as if it had been transferred at Closing.

(b)

If at Closing any asset that does not exclusively or primarily relate to the PC Business (a Mistaken Asset) is transferred to Purchaser or a Local Purchaser as a result of the transactions carried out pursuant to this Agreement, Seller or Purchaser, as the case may be, may notify the other Party by Notice of the same at any time within eighteen (18) months following Closing. If such notice is given, Purchaser shall, as soon as practicable, procure that such Mistaken Asset is transferred for no consideration to Seller or a Local Seller as if it had not been transferred at Closing.

20.2	Limitation on headcount reductions

Purchaser hereby undertakes to refrain from any headcount reductions affecting any Transferring German 613a Business Employees during a period of twelve (12) months after Closing. This shall not apply to any termination for cause (Kündigung aus wichtigem Grund).

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20.3	Supplier agreements after expiry of CMA

The Parties acknowledge that certain supplier agreements, including, but not limited to, certain manufacturing, services and/or raw materials agreements, relating to the PC Business (the PC Business Supplier Agreements) need to be retained by Seller for the duration of the CMA in order to enable Seller to provide contract manufacturing services to Purchaser. Six (6) months before the expiry of the CMA, Seller shall provide copies of the PC Business Supplier Agreements to Purchaser to the extent that they can be shared with Purchaser without breach of Law or contractual obligations (provided, however, that Seller or any Seller Affiliate will use commercially reasonable efforts to obtain consent to share such PC Business Supplier Agreement and, if consent is not obtained, provide to Purchaser and the Purchaser Affiliates a summary of the information that would be in breach of Law or contractual obligations if transferred). Upon expiry of the CMA, the PC Business Supplier Agreements will need to be terminated or assumed by Purchaser, Purchaser’s Affiliates or third parties appointed by Purchaser or Purchaser’s Affiliates and the Parties hereby undertake to discuss in good faith and agree mutually-acceptable solution regarding the termination, or assumption of such PC Business Supplier Agreements sufficiently in advance of the expiry of the CMA.

20.4	Preservation and access to books

(a)

For three (3) years following the Closing Date and except as otherwise provided for in this Agreement or by mandatory law, Purchaser and Purchaser Affiliates shall provide Seller (at Seller’s cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it to the extent that they relate to the PC Business and to the period up to Closing which are relevant, necessary or useful for Seller for tax and accounting purposes relating to the Retained Business (the Purchaser Records).

(b)

For five (5) years following the Closing Date and except as otherwise provided for in this Agreement or by mandatory law, neither Purchaser nor any Purchaser Affiliates shall dispose of or destroy any of the Purchaser Records without first giving Seller at least two months’ notice of its intention to do so and giving Seller a reasonable opportunity to remove and retain any of them (at Seller’s expense).

(c)

Following Closing, Purchaser shall, and shall procure that each Purchaser Affiliate shall, give (at Seller’s expense) such assistance to Seller and Seller’s Affiliates as Seller may reasonably request in relation to any third party proceedings so far as they relate to the PC Business, including proceedings relating to employees’ claims or taxation.

20.5	Access to Octenidine Know-how

(a)

For an unlimited period of time following Closing, Seller shall provide Purchaser and Purchaser Affiliates upon request with access to the information listed in Exhibit 20.5(a) comprising (i) physical-chemical, toxicological and eco-toxicological data and (ii) data on stability and (iii) data on efficacy (together, the Octenidine Know-how).

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(b)

Purchaser shall notify Seller by way of a Notice of its request to be provided with Octenidine Know-how ten (10) Business Days in advance, giving full contact details of the personnel, employees, directors, consultants or other persons who shall be provided the Octenidine Know-how on behalf of Purchaser and Purchaser Affiliates.

(c)

Except in case necessary for regulatory audits, Purchaser’s right to be provided with Octenidine Know-how shall be limited to six (6) occasions per calendar year (it being understood that in the first year of the term of this Agreement, the amount shall be pro-rated).

(d)

Purchaser and Purchaser Affiliates shall only use the Octenidine Know-how to the extent necessary for (i) regulatory audits, (ii) obtaining regional chemical registrations, including required regulatory registration or (iii) the development of products as envisaged in Seller’s business plan for the PC Business at Closing and/or already in the product pipeline as presented in the management presentation held for Purchaser on November 20, 2020 and shall be able to use the Octenidine Know-how in accordance with this section indefinitely.

(e)

Purchaser shall bear its own cost and expense in connection with the access and shall reimburse Seller for all costs and expenses, including time spent by Seller’s personnel, incurred by Seller in relation to the provision of Octenidine Know-how to Purchaser. For the avoidance of doubt, Purchaser shall not be responsible for Seller’s costs and expenses in creating the Octenidine Know-how.

(f)

The Octenidine Know-how shall be deemed Proprietary Information of Seller. Purchaser shall procure that anyone (except for authorities) requesting access to Octenidine Know-how on behalf of Purchaser, including Purchaser’s personnel, employees, directors, consultants or other persons, enters into a separate confidentiality agreement with Seller before being granted access to the Octenidine Know-how with terms at least as stringent as provided for under Section 22.1. Notwithstanding the above, Purchaser and Purchaser Affiliates may share Octenidine Know-how with customers which request access to the Octenidine Know-how and which have a valid and binding confidentiality agreement with Purchaser or a Purchaser Affiliate.

20.6	Adjustments and True-Ups

(a)

To the extent that Seller or any Seller Affiliates, on the one hand, and Purchaser or any Purchaser Affiliates, on the other, (i) receives any payment to which the other Party is entitled, each of Purchaser and Seller agrees to promptly remit the proceeds to the other Party, as appropriate and (ii) makes a payment to a third party on behalf of the other Party, the other Party agrees to promptly reimburse Seller or Purchaser, as applicable.

(b)	The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from third

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parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement.

20.7	Non-Compete; Non-solicitation

(a)

For a period of thirty-six (36) months from the Closing Date, Seller shall not perform, and shall procure that no Local Seller or any other controlled Seller subsidiaries (together, Seller Subsidiaries) perform, any activity that is in direct or indirect competition with the business activities of the PC Business as they were undertaken on the Closing Date. Excluded from the aforementioned restriction is the acquisition of up to five percent (5%) of the shares of listed companies insofar as any control of the executive bodies of those companies by the Seller or Seller Subsidiaries is excluded.

(b)

For a period of thirty-six (36) months from the Closing Date, Seller shall refrain, and shall procure that any Seller Subsidiaries refrains, from (i) poaching any employees from Purchaser or any Purchaser Affiliate, who are employed by the PC Business or any business of any Target Entity as of the Closing Date and transferred to Purchaser or any Local Purchaser or who remains an employee of a Target Entity and (ii) offering or entering into an employment or consultancy agreement with such persons. Excluded from the aforementioned restriction shall be any solicitation and hiring of any such person which is based on general recruiting initiatives, including the use of advertisements in newspapers, magazines, other platforms as well as other general publications or advertisements, none of which are specifically directed at any such person.

(c)

Should the above non-compete agreement and/or non-solicitation agreement be or become invalid, ineffective, or infeasible, either in part or in full, or not contain a required regulation, in place of the invalid, ineffective, or infeasible provision or to fill the regulation loophole, such provision shall be deemed to be agreed between the Parties that – to the extent possible and permitted by law – most closely corresponds to the economic purpose of the invalid, ineffective, or infeasible provision intended by the Parties; in the case of loopholes, this obligation concerns the provision that, from an economic perspective, corresponds to that which the Parties would have agreed upon based on the meaning and purpose of the present Agreement had they considered this point from the outset. The same shall apply regarding the maximum scope permitted which comes closest to the scope initially agreed upon if the above non-compete or non-solicitation agreement is invalid due to its territorial, objective or temporal field of application.

21.	Guarantee by Purchaser Guarantor

Purchaser Guarantor hereby guarantees in the form of an independent guarantee (selbständiges Garantieversprechen) pursuant to Section 311 BGB the due performance of all payment obligations of Purchaser under or in connection with this Agreement and the agreements listed in Sections 19.2 and 19.3.

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22.	Confidentiality and public announcements

22.1	Confidentiality undertaking

(a)

Each Party and Purchaser Guarantor undertake to treat Proprietary Information strictly confidential and refrain from disclosing it to any third parties, unless such disclosure is explicitly permitted by this Agreement.

(b)	Proprietary Information shall mean

(i)

with respect to the confidentiality obligations of both Parties: the contents of (A) this Agreement, (B) any related agreements (whether legally binding or not), minutes, term sheets, notes, letters or other documents prepared or executed by Seller or its Affiliates and/or their Representatives on the one side and Purchaser or its Affiliates and/or their Representatives on the other side, (C) any related discussions and negotiations and (D) any information obtained in connection with the preparation, negotiation, execution or consummation of this Agreement and the transactions contemplated herein about the other Party, its Affiliates and/or their Representatives;

(ii)	with respect to the confidentiality obligations of Seller alone: as from the Closing onwards, any information about the PC Business; and

(iii)	with respect to the confidentiality obligations of Purchaser alone: until the Closing, any information about the PC Business,

except for information which (A) in the case of lit. (i), (ii) and (iii) has come into the public domain, or (B) in the case of lit. (ii) and (iii) has been received from an independent source, save in either case where such information has come into the public domain or been received from an independent source following a breach by either Party, its Affiliates or their respective Representatives of any confidentiality obligation owed under this Section 22.1.

22.2	Permitted disclosures

A Party and Purchaser Guarantor may disclose Proprietary Information:

(a)	to any third party if and to the extent the other Party has given its prior written consent;

(b)	if and to the extent that the disclosure is mandatory pursuant to applicable Law, governmental or court order, stock exchange regulations, accounting rules or required by any Authority; and

(c)

to its Affiliates or its or their Representatives (collectively Secondary Recipients) if and to the extent that such Secondary Recipients are either on the basis of Law, contract or enforceable rules of conduct subject to confidentiality obligations equivalent to the confidentiality obligations of the disclosing Party under Section 22.1, provided that the disclosing

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Party shall be liable for any losses suffered by the other Party, its Affiliates and its and their Representatives as a result of the disclosure of Proprietary Information by any Secondary Recipient in breach of the confidentiality obligations under Section 22.1.

Purchaser may disclose Proprietary Information to third parties, if and to the extent that such disclosure is necessary to perform this Agreement or to ensure the uninterrupted transition of the PC Business to Purchaser or is required to protect Purchaser’s justified interests (berechtigte Interessen).

22.3	Public announcements

No public announcement or other voluntary announcement with respect to Proprietary Information, shall be made by one Party without the written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such public announcement is required by applicable Law or stock exchange regulations.

23.	Notices

All notices and other communications under or in connection with this Agreement (each, a Notice) shall be made in writing and shall be sent by hand delivery, courier, mail or email to the following addresses:

If to Seller, to:

Schülke & Mayr GmbH

Attn.: Geschäftsführung

Robert-Koch-Str. 2

22851 Norderstedt

Germany

Email: christian.last@schuelke.com

with a copy to:

Freshfields Bruckhaus Deringer

Rechtsanwälte Steuerberater PartG mbB

Attn: Dr. Wessel Heukamp

Maximiliansplatz 13

80333 Munich

Germany

Email: wessel.heukamp@freshfields.com

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If to Purchaser, to:

Ashland LLC

Attn.: SVP, General Counsel and Secretary

8145 Blazer Drive

Wilmington, Delaware 19808

Email: ywinkler@ashland.com

with copy to:

Squire Patton Boggs (US) LLP

Attn.: Dr. Volker Heidbüchel

Unter den Linden 14

10117 Berlin

Germany

Email: volker.heidbuechel@squirepb.com

If to Purchaser Guarantor, to:

Ashland LLC

Attn.: SVP, General Counsel and Secretary

8145 Blazer Drive

Wilmington, Delaware 19808

Email: ywinkler@ashland.com

Squire Patton Boggs (US) LLP

Attn.: Dr. Volker Heidbüchel

Unter den Linden 14

10117 Berlin

Germany

Email: volker.heidbuechel@squirepb.com

or to such other recipients or addresses that may be notified by a Party or Purchaser Guarantor to the other Party/-ies in writing. In the absence of such notification, the contact details stated above shall remain in place.

24.	Costs

The fees, costs and expenses for the Merger Control Clearances, as well as any Swiss Transfer Taxes in relation to the Sold Shares, shall be borne by Purchaser. With respect to other Transfer Taxes, Purchaser shall be responsible for the initial EUR 250,000 (in words: Euro two hundred fifty thousand) and then the Transfer Taxes shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. The fees and expenses of advisors shall be borne by the Party or Purchaser Guarantor having commissioned such advisors.

25.	Miscellaneous

25.1	Exhibits

All Exhibits to this Agreement shall form a part of this Agreement.

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25.2	Entire Agreement

This Agreement comprises the entire Agreement between the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other legal arrangements (whether binding or non-binding) made by the Parties in respect thereof. There are no side agreements to this Agreement.

25.3	Amendments

Any amendments, changes or waivers with respect to this Agreement (including amendments to or a waiver of this Section 25.3) shall be valid only if made in writing and signed by the Parties, unless applicable mandatory Law requires otherwise.

25.4	Interpretation

(a)

The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. Except as set forth otherwise, references to “Section” refer to the corresponding Section of, and references to “Exhibit” to the corresponding Exhibit to, this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The word “including” shall not limit the meaning of the preceding words or terms.

(b)

Where this Agreement provides that a Party shall cause, procure or ensure a certain action or situation, such Party shall be strictly liable, without regard to negligence or other fault, for any losses of the other Party resulting from the fact that such action or situation is not brought about (verschuldensunabhängige Erfolgshaftung).

(c)

Wherever this Agreement refers to a Contract, such reference shall apply to and include all ancillary contracts, arrangements, amendments, side letters, waivers and other legally binding statements, if any, related thereto.

25.5	German terms

Wherever this Agreement includes English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions. Wherever facts are to be assessed under the Law of a foreign jurisdiction, any reference in this Agreement to any German legal term shall be deemed to include a reference to the functionally equivalent (funktionsgleich) legal term under such foreign Laws.

25.6	Assignment

Without the written consent of the other Party, no Party shall be entitled to assign any rights or claims under this Agreement to any third party, except for Purchaser which is entitled to assign all rights and obligation under this

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Agreement to any of its Affiliates; provided that no such assignment shall relieve Purchaser or Purchaser Guarantor of their obligations hereunder.

25.7	No rights to third parties

This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, unless expressly stated otherwise in this Agreement.

25.8	Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of the Federal Republic of Germany, without regard to (i) its principles of conflicts of Laws and (ii) the United Nations Convention on Contracts for the International Sale of Goods (CISG).

25.9	Arbitration

All disputes arising under or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of Law. The arbitral tribunal shall be comprised of three (3) members. The seat of the arbitration shall be Hamburg, Germany. The language of the arbitration proceedings shall be English; provided that evidence may be submitted in both the English and the German language. This arbitration clause shall be governed by the Laws of the Federal Republic of Germany.

25.10	Partial invalidity

If one or more provisions of this Agreement shall be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected. In such case the invalid or unenforceable provision shall be deemed to have been replaced by such valid and enforceable provision or provisions that reflect as closely as possible the commercial intention of the Parties as regards the invalid or unenforceable provision. The abovementioned rule shall also apply mutatis mutandis to any gaps in this Agreement.

[signature page to follow]

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SIGNED	)
for and on behalf of	)
SCHÜLKE & MAYR GMBH	)

Signature:	/s/ Bernhard Christian Last

Name:	Bernhard Christian Last

Master Asset Purchase Agreement – Signature Page

SIGNED	)
for and on behalf of	)
ISP MARL HOLDINGS GMBH	)

Signature:	/s/ Donald E. Meyer

Name:	Donald E. Meyer

Master Asset Purchase Agreement – Signature Page

SIGNED	)
for and on behalf of	)
ASHLAND INDUSTRIES EUROPE GMBH	)

Signature:	/s/ Christiaan Tecuatl Bremer

Name:	Christiaan Tecuatl Bremer

Master Asset Purchase Agreement – Signature Page